Exhibit 4.6

CONFORMED COPY

EUR 2,000,000,000

FACILITIES AGREEMENT

dated 17 May 2005

for

KONINKLIJKE AHOLD N.V.

with

ABN AMRO BANK N.V.

BANC OF AMERICA SECURITIES LIMITED

BNP PARIBAS

CITIGROUP GLOBAL MARKETS LIMITED

ING BANK N.V.

J.P. MORGAN PLC

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

trading as RABOBANK NEDERLAND

as Mandated Lead Arrangers

THE ORIGINAL LENDERS

BANC OF AMERICA SECURITIES LIMITED

as Agent

and

BANK OF AMERICA, N.A.

as Issuing Bank

FACILITIES AGREEMENT

LIMITED LIABILITY PARTNERSHIP

33.	Pro Rata Sharing	81

34.	Severability	82

35.	Counterparts	83

36.	Notices	83

37.	Language	85

38.	Governing Law	85

39.	Enforcement	85

Schedule 1 ORIGINAL LENDERS		87

Schedule 2 CONDITIONS PRECEDENT DOCUMENTS		88

Part A To Be Delivered Before The First Request		88
Part B For An Additional Borrower		90

Schedule 3 FORM OF REQUEST		92

Schedule 4 CALCULATION OF THE MANDATORY COST		93

Schedule 5 FORM OF TRANSFER CERTIFICATE		96

Schedule 6 FORM OF COMPLIANCE CERTIFICATE		98

Schedule 7 FORM OF ACCESSION AGREEMENT		99

Schedule 8 FORM OF RESIGNATION REQUEST		100

Schedule 9 TIMETABLES		101

THIS AGREEMENT is dated 17 May 2005 and made between:

(1)	KONINKLIJKE AHOLD N.V. (the “Company”);

(2)	AHOLD U.S.A. HOLDINGS, INC. as borrower (in this capacity the “U.S. Borrower”);

(3)	AHOLD FINANCE COMPANY N.V. (acting through its Geneva branch, Ahold Finance Company N.V., Curaçao, Geneva Branch) as borrower (in this capacity the “Dutch Antilles Borrower”);

(4)	ABN AMRO BANK N.V., BANC OF AMERICA SECURITIES LIMITED, BNP PARIBAS, CITIGROUP GLOBAL MARKETS LIMITED, ING BANK N.V., J.P. MORGAN PLC, and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. trading as RABOBANK NEDERLAND as mandated lead arrangers (in this capacity the “Arrangers”);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Lenders) as original lenders (the “Original Lenders”);

(6)	BANK OF AMERICA, N.A. as original issuing bank (in this capacity the “Original Issuing Bank”); and

(7)	BANC OF AMERICA SECURITIES LIMITED as agent (in this capacity the “Agent”).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Agreement” means a letter, substantially in the form of Schedule 7 (Form of Accession Agreement), with such amendments as the Agent and the Company may agree.

“Additional Borrower” means any wholly owned Subsidiary of the Company which becomes a Borrower after the date of this Agreement pursuant to the terms of Clause 30.8 (Additional Borrowers).

“Administrative Party” means an Arranger, the Issuing Bank or the Agent.

“Affiliate” means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’ spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Utilisations; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to made on or before the proposed Utilisation Date,

other than the Base Currency Amount of that Lender’s participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of the Lenders’ Available Commitments.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling one month prior to the Final Maturity Date.

“Base Currency” means Euro.

“Base Currency Amount” means:

(a)	in relation to a Utilisation, the amount specified in the Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date the Agent receives the Request); and

(b)	in the case of a Letter of Credit, the amount as adjusted under Clause 7.5 (Revaluation of Letters of Credit),

adjusted to reflect any repayment or prepayment of a Utilisation.

“Borrower” means the Company, the U.S. Borrower, the Dutch Antilles Borrower or an Additional Borrower.

“Break Costs” means the amount (if any) which a Lender is entitled to receive under Clause 27.3 (Break Costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, New York (in relation to Letter of Credit matters only) and Amsterdam and:

(a)	(in relation to any date for payment or purchase of a currency other than Euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of Euro) any TARGET Day.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment” means:

(a)	for an Original Lender, the amount in the Base Currency set opposite its name in Schedule 1 (Original Lenders) under the heading “Commitment” and the amount of any other Commitment it acquires; and

(b)	for any other Lender, the amount in the Base Currency of any Commitment it acquires,

to the extent not cancelled, transferred or reduced in accordance with this Agreement.

“Company 20-F” means the amended Form 20-F dated 14 April 2005, filed and supplemented by the Company with the United States Securities and Exchange Commission on 18 April 2005.

“Compliance Certificate” means a certificate substantially in the form of Schedule 6 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

“Default” means:

(a)	an Event of Default; or

(b)	an event specified in Clause 23 (Default) which would be (with the expiry of a grace period or the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

“Dutch Banking Act” means the Dutch Act on the Supervision of the Credit System 1992 (Wet toezicht Kredietwezen 1992).

“Dutch Banking Act Exemption Regulation” means the Dutch 1992 Banking Act Exemption Regulation (Vrijstellingsregeling Wtk 1992).

“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek).

“Dutch Obligor” means an Obligor incorporated under Dutch law.

“Environmental Approval” means any authorisation required by an Environmental Law.

“Environmental Claim” means any claim by any person in connection with:

(a)	a breach, or alleged breach, of an Environmental Law;

(b)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)	any other environmental contamination.

“Environmental Law” means any law or regulation concerning:

(a)	the protection of health and safety;

(b)	the environment; or

(c)	any emission or substance which is capable of causing harm to any living organism or the environment.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any person treated as a single employer with any Obligor for the purpose of section 414 of the Code.

“EURIBOR” means for a Term of any Loan or overdue amount in Euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Rate Fixing Day for the offering of deposits in Euro for a period comparable to that Term.

“Euro” means the single currency of the Participating Member States.

“Event of Default” means an event specified as such in Clause 23 (Default).

“Existing L/C Facility” means the USD 700,000,000 letter of credit facility dated 15 February 2005 between the Company and ING Bank N.V. as issuing bank.

“Facility” means the revolving credit facility referred to under Clause 2.1 (Revolving Credit Facility) and made available under this Agreement.

“Facility Office” means the office(s) notified by a Lender to the Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.

“Final Maturity Date” means the date falling sixty months after the date of this Agreement.

“Finance Document” means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	a Transfer Certificate;

(d)	an Accession Agreement; or

(e)	any other document designated as such by the Agent and the Company.

“Finance Party” means a Lender or an Administrative Party.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share which is capable of being redeemed in exchange for cash prior to the Final Maturity Date;

(e)	any agreement treated as a finance or capital lease in accordance with generally accepted accounting principles;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis);

(g)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)	for the purposes of Clause 23.5 (Cross-default), any derivative transaction protecting against or benefiting from fluctuations in any rate, price, currency or commodity pricing (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) which is treated as a borrowing in accordance with generally accepted accounting principles;

(j)	for the purposes of Clause 23.5 (Cross-default), any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs,

but, in all cases, without double-counting and, for the purposes of Clause 23.5 (Cross-default), disregarding any amounts owed from one member of the Group to another member of the Group.

“Group” means the Company and its Subsidiaries from time to time.

“Holding Company of any other person”, means a company in respect of which that other person is a Subsidiary.

“Increased Cost” means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on its overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

“Issuing Bank” means the Original Issuing Bank and any other Lender which has notified the Agent that it has agreed to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“Legal Opinions” means the legal opinions delivered under section 3 (Legal Opinions) of Part A of Schedule 2 (Conditions Precedent Documents to be delivered before the first Request) and section 2 (Legal Opinions) of Part B of Schedule 2 (Conditions Precedent Documents to be delivered for an Additional Borrower).

“Lender” means:

(a)	an Original Lender; or

(b)	any person which becomes a Lender after the date of this Agreement.

“Lender Collateral Account” means a special collateral account (a) maintained in the name of the applicable Ratings Affected Lender (as defined in sub-clause 8.8.2 of Clause 8.8 (Ratings Affected Lenders)), but under the sole dominion and control of the Agent, for the benefit of the relevant Issuing Bank, (b) maintained pursuant to documentation reasonably satisfactory to the Agent and the Issuing Bank at the Agent’s office at the address specified pursuant to sub-clause 36.2.3 of Clause 36.2 (Contact details) and (c) in which such Ratings Affected Lender shall not have an interest other than as set forth in sub-clause 8.8.5 of Clause 8.8 (Ratings Affected Lenders).

“Letter of Credit” means a letter of credit in any form agreed between the Company, the Issuing Bank and the Agent.

“LIBOR” means for a Term of any Loan or overdue amount:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

“Loan” means, unless otherwise stated in this Agreement, the principal amount of each borrowing (excluding, for the avoidance of doubt, any borrowing by way of Letter of Credit) under this Agreement or the principal amount outstanding of that borrowing.

“Lowest Rating” bears the meaning given to it in Clause 11.3 (Margin adjustment).

“Majority Lenders” means, at any time, Lenders:

(a)	whose share in the outstanding Utilisations and whose undrawn Commitments then aggregate more than 66 2/3 per cent. of the aggregate of all the outstanding Utilisations and the undrawn Commitments of all the Lenders;

(b)	if there is no Utilisation then outstanding, whose undrawn Commitments then aggregate more than 66 2/3 per cent. of the Total Commitments; or

(c)	if there is no Utilisation then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated more than 66 2/3 per cent. of the Total Commitments immediately before the reduction.

“Mandate Letter” means the mandate letter dated 21 April 2005 in respect of the Facilities (and the syndication thereof) between, among others, the Arrangers and the Company.

“Mandatory Cost” means the cost of complying with mandatory regulatory requirements, expressed as a percentage rate per annum and calculated by the Agent under Schedule 4 (Calculation of the Mandatory Cost).

“Margin” means, subject to adjustment under Clause 11.3 (Margin adjustment), 0.75 per cent. per annum.

“Margin Stock” means margin stock or “margin security” within the meaning of Regulations T, U and X.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business or financial condition of the Company or the Group as a whole;

(b)	the ability of any Obligor to perform its payment obligations under any Finance Document, its obligations under Clause 21 (Financial Covenants) or its other material obligations under any Finance Document;

(c)	the validity or enforceability of any Finance Document; or

(d)	any right or remedy of a Finance Party in respect of a Finance Document.

“Material Group Member” means the Company or a Material Subsidiary.

“Material Subsidiary” means, at any time, an Obligor (other than the Company) and any other Subsidiary of the Company whose net sales (excluding intra-Group items) then equal or exceed 5 per cent. of the net sales of the Group.

For this purpose:

(a)	the net sales of a Subsidiary of the Company will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)	if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the net sales of that Subsidiary will be determined from its latest financial statements;

(c)	the net sales of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the net sales of any company or business subsequently acquired or disposed of; and

(d)	if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

“Measurement Period” has the meaning given to it in Clause 21.1 (Definitions).

“Maturity Date” means the last day of the Term of a Utilisation.

“Moody’s” means Moody’s Investor Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of section 3(37) or 4001(a)(3) of ERISA.

“Non-Obligor” means a member of the Group which is not an Obligor.

“Obligor” means the Company or a Borrower.

“Option” means any of the put and/or call option arrangements relating to joint venture interests of members of the Group (in respect of Paiz Ahold and Luis Paez), as more particularly described in the Company 20-F.

“Optional Currency” means Dollars and any other currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means, in relation to the Company, the audited consolidated financial statements of the Company for the year ended 2 January 2005;

“Original Obligor” means the Company or a Borrower.

“Participating Member State” means a member state of the European Communities that adopts or has adopted the Euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

“Party” means a party to this Agreement.

“Permitted Long-Term LC” means a Letter of Credit issued under the Facility which is renewable and in respect of which, prior to the date of issuance or any date of renewal thereof, the Issuing Bank is satisfied that it is able, at least two months prior to the Final Maturity Date, to refuse to renew that Letter of Credit in a manner which would otherwise result in an exposure for the Issuing Bank beyond the Final Maturity Date.

“Plan” means an employee benefit plan as defined in section 3(3) of ERISA:

(a)	maintained by any Obligor or any ERISA Affiliate; or

(b)	to which any Obligor or any ERISA Affiliate is required to make any payment or contribution.

“Professional Market Party” means a professional market party (professionele marktpartij) under the Dutch Banking Act Exemption Regulation.

“Pro Rata Share” means:

(a)	for the purpose of determining a Lender’s share in a Utilisation, the proportion which its Commitment bears to the Total Commitments; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Utilisations (if any) bears to all the Utilisations;

(ii)	if there is no Utilisation outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

“Qualifying Lender” means a financial institution which qualifies as a bank pursuant to the laws of the jurisdiction where its office is located in which it books the Loans hereunder and which carries on a genuine banking activity as per explanatory notes of the Swiss Federal Tax Administration No. S-02.128(1.2000), S-02.122.1(4.1999) and S-02-123(9.86) as amended from time to time.

“Rate Fixing Day” means, in respect of a Loan:

(a)	the second Business Day before the first day of a Term for a Loan (other than one in Euro); or

(b)	(in respect of a Loan in Euro) the second TARGET Day before the first day of a Term for such Loan,

or such other day as the Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

“Rating Agency” means Moody’s or S&P or any other rating agency approved by the Majority Lenders and the Company.

“Reference Banks” means Bank of America N.A., BNP Paribas and Citibank International plc and any other bank or financial institution appointed as such by the Agent (with the consent of the Company, not to be unreasonably withheld or delayed) under this Agreement.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time in effect from the date of this Agreement.

“Relevant Interbank Market” means in relation to Euro, the European interbank market and in relation to any other currency, the London interbank market.

“Repeating Representations” means the representations which are deemed to be repeated under Clause 19.23 (Times for making representations).

“Reportable Event” means:

(a)	an event specified as such in section 4043 of ERISA or any related regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(b)	a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

“Request” means a request for a Utilisation, substantially in the form of Schedule 3 (Form of Request).

“Rollover Loans” means one or more Loans:

(a)	made or to be made on the same day that:

(i)	a maturing Loan is due to be repaid; or

(ii)	a demand by the Agent pursuant to a drawing in respect of a Letter of Credit is due to be met;

(b)	the aggregate amount of which is equal to or less than the maturing Loans or the relevant claim in respect of that Letter of Credit;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit; and

(d)	made or to be made to the same Borrower for the purpose of:

(i)	refinancing that maturing Loan; or

(ii)	satisfying the relevant claim in respect of that Letter of Credit.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc.

“Screen Rate” means:

(a)	for LIBOR, the British Bankers Association Interest Settlement Rate; and

(b)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union,

for the relevant currency and Term displayed on the appropriate page of the Telerate screen selected by the Agent. If the relevant page is replaced or the service ceases to be available, the Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Subsidiary” means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (excluding, when referring to Subsidiaries of the Company (other than in relation to the financial covenants set out in Clause 21 (Financial Covenants)), Schuitema N.V. and its Subsidiaries) and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise. However, if at any time the Company (directly or indirectly) owns more than 50% of the voting capital or similar right of ownership in respect of ICA AB, but does not (under the terms of any relevant voting arrangement) have effective control over the management or policies of that entity, ICA AB will not at that time be a “Subsidiary”.

“Swiss Borrower” means a Borrower who qualifies as a Swiss resident (Inländer) according to Article 9 of the Swiss Federal Statute.

“Swiss Federal Statute” means the Swiss Federal Statute on Swiss Withholding Tax (Bundesgesetz über die Verrechnungssteuer) of 13 October 1965, SR 642.21 as amended from time to time.

“Swiss Tax Authorities” means the tax authorities referred to in Article 34 of the Swiss Federal Statute.

“Swiss Withholding Tax” means Swiss anticipatory tax (Verrechnungssteuer).

“TARGET Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest in connection with any failure by an Obligor to pay or any delay by an Obligor in paying the same).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a Tax described in sub-clause 14.3.2 of Clause 14.3 (Tax Indemnity).

“Tax Payment” means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

“Ten Non-Bank Regulations” means, at any time, the explanatory notes of the Swiss Federal Tax Administration No. S-02.128 (1.2000) and S-02.122.1 (4.1999) (or legislation or explanatory notes addressing the same issues which are in force at such time) pursuant to which the aggregate number of Lenders to a Swiss Borrower under the Finance Documents, which are not Qualifying Lenders, shall not exceed ten.

“Term” means each period determined under this Agreement:

(a)	by reference to which interest on a Loan or an overdue amount is calculated; or

(b)	for which the Issuing Bank may be under a liability under a Letter of Credit.

“Total Commitments” means the aggregate of the Commitments of all the Lenders, being EUR 2,000,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate, substantially in the form set out in the relevant part of Schedule 5 (Forms of Transfer Certificate), with such amendments as the Agent may approve or reasonably require or any other form agreed between the Agent and the Company.

“Twenty Non-Bank Rule” means the regulations pursuant to the explanatory note S-02.122.1(4.1999) of the Swiss Federal Tax Administration (or legislation or explanatory notes addressing the same issues which are in force at such time) pursuant to which the aggregate number of persons and legal entities, which are not Qualifying Lenders and to which any Swiss Borrower owes interest-bearing borrowed money under all interest-bearing instruments taken together, shall not exceed twenty at any time in order to not trigger Swiss Withholding Tax.

“U.K.” means the United Kingdom.

“U.S.” means the United States of America.

“USD” or “Dollars” means the lawful currency of the U.S.

“U.S. Obligor” means an Obligor incorporated or organised under the laws of the United States of America or any state of the United States of America (including the District of Columbia).

“Utilisation” means a Loan or a Letter of Credit.

“Utilisation Date” means each date on which a Utilisation is made.

“Verifiable PMP” means a Professional Market Party whose status as such may be determined on the basis of:

(a)	its entry in a public register (including on-line registers available on the internet) of the Dutch Central Bank (De Nederlandsche Bank N.V.) (“DNB”);

(b)	its rating as provided by a rating agency approved by DNB and as it appears from any public register and/or written statement of such rating agency;

(c)	its balance sheet, as confirmed by an auditor’s statement showing a value of its assets as per the last day of the preceding financial year of at least EUR 500,000,000 (or such other amount and/or at such time as may be required pursuant to the Dutch Banking Act Exemption Regulation); or

(d)	a public register published by a regulator (other than DNB) of a country as referred to in Article 1.e. 11 of the Dutch Banking Act Exemption Regulation exercising prudential supervision over the relevant Professional Market Party.

1.2	Construction

1.2.1	In this Agreement, unless the contrary intention appears, a reference to:

(a)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(b)	assets includes present and future properties, revenues and rights of every description;

(c)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration (from or with a governmental, self-regulatory or regulatory authority or agency) or notarisation;

(d)	disposal means a sale, transfer, grant, lease (other than an operating lease granted in the ordinary course of business and on arm’s length terms by a member of the Group in respect of assets owned by that member of the Group) or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(e)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(f)	generally accepted accounting principles means the generally accepted accounting principles in The Netherlands until such time that the Company changes its accounting principles to comply with either International Accounting Standards or the generally accepted accounting principles of the U.S., in which case it means the International Accounting Standards or the generally accepted accounting principles of the U.S., as applicable;

(g)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(h)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is generally accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(i)	a currency is a reference to the lawful currency for the time being of the relevant country;

(j)	a Default or Event of Default being outstanding or continuing means that it has not been remedied or waived;

(k)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(l)	a Clause, a sub-clause or a Schedule is a reference to a Clause or sub-clause of, or a schedule to, this Agreement;

(m)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(n)	a Finance Document or another document is a reference to that Finance Document or other document as amended, supplemented, restated or otherwise modified; and

(o)	a time of day is a reference to London time.

1.2.2	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(a)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(b)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(c)	notwithstanding (a) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

1.2.3	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

1.2.4	Unless the contrary intention appears:

(a)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(b)	an amount in Euro is payable only in the Euro unit;

(c)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(d)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

1.2.5	The headings in this Agreement do not affect its interpretation.

1.3	Dutch Terms

In this Agreement, where it relates to a Dutch entity, a reference to:

1.3.1	a necessary action to authorise where applicable, includes without limitation:

(a)	any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden); and

(b)	obtaining an unconditional positive advice (advies) from the competent works council(s);

1.3.2

(a)	a winding-up, administration or dissolution includes a Dutch entity being:

(i)	declared bankrupt (failliet verklaard);

(ii)	dissolved (ontbonden);

(b)	a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;

(c)	any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Dutch Tax Collection Act 1990 (Invorderingswet 1990) or Section 16d of the Dutch Social Insurance Co-ordination Act (Coördinatiewet sociale verzekeringen);

(d)	a trustee in bankruptcy includes a curator;

(e)	an administrator includes a bewindvoerder; and

(f)	an attachment includes a beslag.

2.	FACILITY

2.1	Revolving Credit Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a revolving credit facility denominated in Euros in an aggregate amount equal to the Total Commitments under which Loans may be made and USD Letters of Credit (having an aggregate face amount not exceeding USD 800,000,000) may be issued.

2.2	Nature of a Finance Party’s rights and obligations

Unless otherwise agreed by all the Finance Parties:

2.2.1	the obligations of a Finance Party under the Finance Documents are several;

2.2.2	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

2.2.3	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

2.2.4	the rights of a Finance Party under the Finance Documents are separate and independent rights;

2.2.5	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

2.2.6	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

2.3	Lender Representation

Each Lender represents that it is a Professional Market Party as at the date of this Agreement.

3.	PURPOSE

3.1	Loans

Each Loan may only be used for working capital and general corporate purposes of the Group.

3.2	Letters of Credit

Each Letter of Credit may only be issued for insurance, working capital and general corporate purposes of the Group. No Letter of Credit may be issued by way of credit substitution for the purposes of procuring (directly or indirectly) additional financing arrangements for the Group not in existence at the date of this Agreement.

3.3	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

A Request may not be given until the Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Part A of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Agent. The Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The obligations of each Lender to participate in any Utilisation are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date:

4.2.1	the Repeating Representations are true, correct and accurate in all respects; and

4.2.2	no Default or, in the case of a Rollover Loan, no Event of Default is outstanding or would result from the making of the Utilisation.

4.3	Conditions relating to Optional Currencies

4.3.1	A currency will constitute an Optional Currency in relation to a Loan if:

(a)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Rate Fixing Day and the Utilisation Date for that Loan; and

(b)	it has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Request for that Loan.

4.3.2	If the Agent has received a written request from the Company for a currency to be approved under paragraph (b) above, the Agent will confirm to the Company by the Specified Time:

(a)	whether or not the Lenders have granted their approval; and

(b)	if approval has been granted, the minimum amount for any subsequent utilisation in that currency.

4.4	Maximum number

4.4.1	Unless the Agent agrees a Request may not be given if, as a result, there would be more than ten Loans outstanding.

4.4.2	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

5.	UTILISATION – REVOLVING CREDIT LOANS

5.1	Giving of Requests

5.1.1	A Borrower may borrow a Loan by giving to the Agent a duly completed Request.

5.1.2	Unless the Agent otherwise agrees, the latest time for receipt by the Agent of a duly completed Request is not later than the Specified Time for the proposed borrowing.

5.1.3	Each Request is irrevocable.

5.2	Completion of Requests

5.2.1	A Request for a Loan will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower;

(b)	the Utilisation Date is a Business Day falling within the Availability Period;

(c)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount of Loan); and

(d)	the proposed Term complies with this Agreement.

5.2.2	Only one Loan may be requested in a Request.

5.3	Currency and amount of Loans

5.3.1	The currency specified in a Request must be the Base Currency or an Optional Currency.

5.3.2	The amount of the proposed Loan must be:

(a)	if the currency selected is the Base Currency, a minimum of EUR 15,000,000 (and an integral multiple of EUR 5,000,000) or if less, the Available Facility or such other amount as the Agent or the Lenders may agree; or

(b)	if the currency selected is an Optional Currency, the minimum amount specified by the Agent pursuant to paragraph (b) of Clause 4.3.2 of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility or such other amount as the Agent or the Lenders may agree; and

(c)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.3.3	The amount of each Lender’s share of a Loan will be its Pro Rata Share on the proposed Utilisation Date.

5.4	Advance of Loans

5.4.1	The Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

5.4.2	No Lender is obliged to participate in a Loan if, as a result:

(a)	its share in the Utilisations would exceed its Commitment; or

(b)	the Utilisations would exceed the Total Commitments.

5.4.3	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Agent for the relevant Borrower through its Facility Office on the Utilisation Date.

5.4.4	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in a Request.

6.2	Unavailability of a currency

If before the Specified Time on any Rate Fixing Day:

6.2.1	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

6.2.2	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Term.

6.3	Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with sub-clause 5.3.3 of Clause 5.3 (Lenders’ participation).

7.	UTILISATION – LETTERS OF CREDIT

7.1	Giving of Requests

7.1.1	A Borrower may request a Letter of Credit to be issued by giving to the Agent (with a copy to the Issuing Bank) a duly completed Request.

7.1.2	Unless the Agent and the Issuing Bank otherwise agree, the latest time for receipt by the Agent of a duly completed Request (and of receipt by the Issuing Bank of a copy thereof) is 11.00 a.m. (New York time) two Business Days before the proposed Utilisation Date.

7.2	Completion of Requests

7.2.1	A Request for a Letter of Credit will not be regarded as being duly completed unless:

(a)	it specifies that it is for a Letter of Credit (and, if applicable, specifying whether the Letter of Credit is to be a Permitted Long-Term LC);

(b)	the Utilisation Date is a Business Day falling within the Availability Period;

(c)	the amount of the Letter of Credit requested is in Dollars and:

(i)	that amount is (if the Base Currency Amount of the proposed Letter of Credit is less than the Available Facility) a minimum of USD 1,000,000 or such other amount as the Agent and the Issuing Bank may agree; and

(ii)	the Base Currency Amount of the Letter of Credit is less than or equal to the Available Facility on the proposed Utilisation Date;

(d)	the form of Letter of Credit is attached;

(e)	the expiry date of the Letter of Credit falls on or before the Final Maturity Date (or, if it is a Permitted Long-Term LC, the Issuing Bank has confirmed that it is satisfied with its renewal terms and the Issuing Bank’s right of refusal in respect of such renewal);

(f)	the delivery instructions for the Letter of Credit are specified; and

(g)	the identity of the beneficiary of the Letter of Credit:

(i)	has been agreed between the Agent, the Original Issuing Bank and the Company prior to the date of this Agreement; or

(ii)	is any other beneficiary approved by the Issuing Bank.

7.2.2	Only one Letter of Credit may be requested in a Request.

7.3	Issue of Letter of Credit

7.3.1	The Agent must promptly notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and the amount of that Letter of Credit.

7.3.2	The amount of each Lender’s share in a Letter of Credit will be its Pro Rata Share on the proposed Utilisation Date.

7.3.3	The Issuing Bank is not obliged to issue any Letter of Credit if as a result:

(a)	a Lender’s share in the Utilisations would exceed its Commitment;

(b)	the Utilisations would exceed the Total Commitments; or

(c)	the aggregate of the face value amounts of the outstanding Letters of Credit would exceed USD 800,000,000.

7.3.4	If the conditions set out in this Agreement have been met, the Issuing Bank must issue the Letter of Credit on the Utilisation Date.

7.4	Extension of a Letter of Credit

7.4.1	A Borrower may request that the Term of a Letter of Credit issued on its behalf be extended by delivery to the Agent and the Issuing Bank of a notice specifying the new proposed Maturity Date no later than three Business Days before the Maturity Date of that Letter of Credit.

7.4.2	An extension request will be treated in the same way as a Request except that the requirement to attach a form of the Letter of Credit will not apply.

7.4.3	The terms of each extended Letter of Credit will remain the same as before the extension, except that:

(a)	its amount may be reduced; and

(b)	its Maturity Date will be the date specified in the extension request.

7.4.4	If:

(a)	the conditions set out in this sub-clause, and those in this Agreement in respect of the delivery of Requests for the extension of such Letters of Credit, have been met; and

(b)	on both the date of the Request for the extension and the then current Maturity Date in respect of that Letter of Credit, the conditions set out in Clause 4.2 (Further conditions precedent) have been met as if the extension constituted the issuance of a new Letter of Credit under the Facility, the Issuing Bank shall deliver an amendment to the relevant Letter of Credit to the beneficiary, copied to the Borrower and the Agent, no later than the original Maturity Date thereof.

7.5	Revaluation of Letters of Credit

7.5.1	The Agent shall at six monthly intervals after the date of this Agreement, recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

7.5.2	The Company shall, if requested by the Agent following any adjustment to a Base Currency Amount under sub-clause 7.5.1 above, ensure that within three Business Days sufficient Utilisations are prepaid to prevent the Base Currency Amount of the Utilisations exceeding the Total Commitments.

8.	LETTERS OF CREDIT

8.1	General

8.1.1	A Letter of Credit is repaid or prepaid if:

(a)	the relevant Borrower provides cash cover for that Letter of Credit;

(b)	the maximum amount payable under the Letter of Credit is reduced in accordance with its terms; or

(c)	the Issuing Bank is satisfied that it has no further liability under that Letter of Credit.

The amount by which a Letter of Credit is repaid or prepaid under paragraphs (a) and (b) above is the amount of the relevant cash cover or reduction.

8.1.2	If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower must repay or prepay that amount immediately.

8.1.3	Cash cover is provided for a Letter of Credit if the Borrower pays an amount in the currency of the Letter of Credit to an account with the Agent in the name of the Borrower bearing interest at the Agent’s standard interest rates applied to such accounts and the following conditions are met:

(a)	until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under that Letter of Credit or this Clause; and

(b)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Agent, creating a first ranking security interest over that account.

8.1.4	The outstanding or principal amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the Borrower in respect of that Letter of Credit (excluding fronting fees and letter of credit fees payable under Clause 8.3 (Fees in respect of Letters of Credit)) at that time.

8.2	Assignments and transfers

The consent of the Issuing Bank is required for any assignment or transfer of any Lender’s rights and obligations under the Facility.

8.3	Fees in respect of Letters of Credit

8.3.1	Each Borrower must pay to the Issuing Bank a fronting fee in respect of each Letter of Credit requested by it in the manner agreed in the Fee Letter between the Issuing Bank and the Company.

8.3.2	Each Borrower must pay to the Agent for each Lender a letter of credit fee computed at the rate of, subject to adjustment under Clause 8.4 (Letter of credit fee adjustment), 0.75 per cent. per annum on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Maturity Date. This fee will be distributed according to each Lender’s Pro Rata Share, adjusted to reflect any assignment or transfer to or by that Lender.

8.3.3	Accrued letter of credit fee is payable quarterly in arrears from the date of this Agreement. Accrued letter of credit fee is also payable to the Agent on the cancelled amount of any Lender’s Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letters of Credit prepaid or repaid in full.

8.4	Letter of credit fee adjustment

8.4.1	The letter of credit fee on the outstanding amount of each Letter of Credit for the period from the issue of the Letter of Credit until its Maturity Date will be adjusted by reference to the Lowest Rating or an equivalent rating of another ratings agency approved as an alternative by the Agent and the Company in writing. The letter of credit fee will be adjusted to the percentage rate per annum specified in column 2 of the table below and set out opposite the relevant Lowest Rating specified in column 1.

Column 1 Lowest Rating	Column 2 Letter of credit fee (per cent. per annum)
BBB+/Baa1 or higher	0.275
BBB/Baa2	0.325
BBB-/Baa3	0.40
BB+/Ba1	0.675
BB/Ba2	0.75

8.4.2	At any time when no senior unsecured credit rating is assigned to the Company by S&P or Moody’s or another ratings agency approved as an alternative by the Agent and the Company in writing, the letter of credit fee will be 0.75 per cent. per annum.

8.4.3	Any adjustment to the letter of credit fee in accordance with sub-clauses 8.4.1 or 8.4.2 above will apply from:

(a)	the date of publication of any relevant change to the Lowest Rating; or

(b)	the date on which no credit rating referred to above is assigned to the Company by S&P or Moody’s or by any alternative approved in accordance with this Agreement, as the case may be.

8.4.4	Promptly after it becomes aware of it, the Company shall inform the Agent in writing of any change in the Lowest Rating or if the circumstances contemplated by sub-clause 8.4.2 arise.

8.5	Claims under a Letter of Credit

8.5.1	Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a claim).

8.5.2	The relevant Borrower must immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.

8.5.3	Each Borrower acknowledges that the Issuing Bank:

(a)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(b)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

8.5.4	The obligations of any Borrower under this Clause will not be affected by:

(a)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(b)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

8.6	Indemnities

8.6.1	Each Borrower must immediately on demand indemnify the Issuing Bank against any loss or liability (including, without limitation, arising from any action or proceeding or claim but excluding any loss or liability relating to Taxes) which the Issuing Bank incurs under or in connection with any Letter of Credit requested by it, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of the Issuing Bank.

8.6.2	Each Lender must immediately on demand indemnify the Issuing Bank against its share of any loss or liability which the Issuing Bank incurs under or in connection with any Letter of Credit and which has not been paid for by an Obligor, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of the Issuing Bank.

8.6.3	A Lender’s share of the liability or loss referred to in sub-clause 8.6.2 above will be its Pro Rata Share on the Utilisation Date, adjusted to reflect any subsequent assignment or transfer under this Agreement.

8.6.4	The relevant Borrower must immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this sub-clause.

8.6.5	The obligations of each Lender under this Clause are continuing obligations and will extend to the ultimate balance of all sums payable by that Lender under or in connection with any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

8.6.6	The obligations of any Lender under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any other person). This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document, any Letter of Credit or any other document or security; or

(g)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security.

However, nothing in this Clause 8 shall oblige any Lender to indemnify the Issuing Bank in respect of any loss or liability which is incurred by the Issuing Bank in respect of a Permitted Long-Term LC after the Final Maturity Date.

8.7	Rights of contribution

The Borrower will not be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause.

8.8	Ratings Affected Lenders

8.8.1	Each Lender shall submit to the Issuing Bank a notice of any downgrade in its Moody’s rating or S&P rating (or, in the event that such Lender does not have a rating, the Moody’s rating or S&P rating of the 100% Holding Company of that Lender), resulting in a Moody’s rating below A3 or an S&P rating below A-, within five Business Days of such change.

8.8.2	In the event that, by virtue of any such change or if at any time a Lender (or, in the event that such Lender does not have a rating, the 100% Holding Company of that Lender) does not have a Moody’s rating or an S&P rating, such Lender (or, as the case may be, the 100% Holding Company of such Lender) has failed to maintain a Moody’s rating of at least Baa2 and an S&P rating of at least BBB (a “Ratings Affected Lender”), then, if so requested by any Issuing Bank, such Lender shall use its commercially reasonable efforts to obtain a replacement Lender having a Moody’s rating of A3 or above or an S&P rating of A- or above (or such lower Moody’s or S&P rating as may be acceptable to the Issuing Bank). Any such replacement shall be subject to the prior written consent of the Company, and shall be made in accordance with the provisions of Clause 30.2 (Assignment and transfers by Lenders).

8.8.3	In addition to the foregoing and until such time as the Ratings Affected Lender has transferred all its interest hereunder to one or more replacement Lenders, upon written demand by any Issuing Bank, the Ratings Affected Lender shall, as collateral for its obligations to the Issuing Bank hereunder, either:

(a)	deposit, or cause to be deposited, in the Lender Collateral Account cash in an amount equal to such Ratings Affected Lender’s Pro Rata Share in any Letter of Credit; or

(b)	obtain a standby letter of credit (in the same amount) issued in favour of the Issuing Bank, provided that the issuing bank under such letter of credit is approved by the Issuing Bank.

8.8.4	The Ratings Affected Lender shall have no control over funds in the Lender Collateral Account, which funds shall secure its obligations to the Issuing Bank hereunder and shall accrue interest at the Agent’s standard interest rates applied to such accounts.

8.8.5	Such funds shall be promptly applied to reimburse the applicable Issuing Bank for such Ratings Affected Lender’s obligations to such Issuing Bank under this Agreement. Such funds, if any, remaining in the Lender Collateral Account following the payment of all obligations in full or the earlier transfer by the Ratings Affected Lender of all of its interests hereunder to one or more replacement Lenders shall, unless the Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to such Ratings Affected Lender.

9.	REPAYMENT

9.1	Repayment of Loans

9.1.1	Each Borrower must repay each Loan made to it in full on its Maturity Date.

9.1.2	Subject to the other terms of this Agreement, any amounts repaid under sub-clause 9.1.1 above may be re-borrowed.

9.2	Repayment of Letters of Credit

9.2.1	The Borrower must repay (within the meaning of that term in Clause 8.1 (General)) each Letter of Credit in full on its Maturity Date. No Letter of Credit (other than a Permitted Long-Term LC) may expire after the Final Maturity Date.

9.2.2	Subject to the other terms of this Agreement, any amounts repaid under sub-clause 9.2.1 above may be re-utilised.

10.	PREPAYMENT AND CANCELLATION

10.1	Mandatory prepayment - illegality

10.1.1	A Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Utilisation.

10.1.2	After notification under sub-clause 10.1.1 above:

(a)	each Borrower must repay or prepay the share of that Lender in each Utilisation utilised by it on the date specified in sub-clause 10.1.3 below; and

(b)	the Commitment of that Lender will be immediately cancelled.

10.1.3	The date for repayment or prepayment of a Lender’s share in a Utilisation will be:

(a)	the last day of the current Term of that Utilisation; or

(b)	if earlier, the last day of any applicable grace period allowed by law, or any other earlier date agreed between the Borrowers and such Lender.

10.2	Mandatory prepayment - Company change of control

10.2.1	A change of control occurs in respect of the Company if any person or group of persons acting in concert gains control of the Company (other than through Stichting Ahold Continuiteit (S.A.C.) gaining such control through the issue of preferred shares or otherwise pursuant to an option agreement as amended and restated in April 1994, March 1997, December 2001, December 2003 and from time to time for the purposes of delaying, deferring or preventing a change in control of the Company or through any other similar arrangement which is approved by the Majority Lenders).

10.2.2	For the purposes of this Clause 10.2:

(a)	“acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal); and

(b)	“control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

10.2.3	The Company must promptly notify the Agent if any member of its senior management becomes aware of any actual or likely change of control. In respect of any likely change of control of the Company, the Company is required to make the notification in circumstances where the Company considers that it will, or will be required to, make a public announcement in respect of the change of control, but it must do so as soon as reasonably practicable (subject to any restrictions under applicable laws or regulations) and in any event prior to making any such public announcement.

10.2.4	After a change of control of the Company, if the Majority Lenders so require, the Agent must, by no less than 5 Business Days’ prior notice to the Company:

(a)	cancel the Total Commitments;

(b)	declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable; and

(c)	call for repayment (within the meaning of that term in Clause 8.1 (General)) in full in respect of each Letter of Credit.

Any such notice will take effect in accordance with its terms.

10.3	Voluntary prepayment

10.3.1	Subject to sub-clauses 10.3.2 and 10.3.3 below, each Borrower may, by giving not less than five Business Days’ prior notice to the Agent, prepay any Utilisation at any time in whole or in part.

10.3.2	No Borrower may use the proceeds of a Loan to prepay another Loan unless agreed by the Lenders.

10.3.3	If a Borrower delivers a notice of prepayment, the relevant Borrower may apply the prepayment amount to such Loans owed or incurred by that Borrower as it may choose, in its sole discretion, and subsequently, in or towards prepayment or repayment (within the meaning of those terms in Clause 8.1 (General)) of any Letters of Credit.

10.3.4	A prepayment of part of a Utilisation must be in an amount that reduces the Base Currency Amount of a Loan by a minimum amount of EUR 15,000,000.

10.4	Automatic cancellation

The Commitments of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

10.5	Voluntary cancellation

10.5.1	The Company may, by giving not less than five Business Days’ prior notice to the Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

10.5.2	Partial cancellation of the Total Commitments must be in a minimum amount of EUR 15,000,000 and an integral multiple of EUR 5,000,000.

10.5.3	Any cancellation in part will be applied against the Commitment of each Lender pro rata.

10.6	Involuntary prepayment and cancellation

10.6.1	If an Obligor is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, the Company may, while the requirement continues, give notice to the Agent requesting prepayment and cancellation in respect of that Lender.

10.6.2	After notification under sub-clause 10.6.1 above:

(a)	each Borrower must repay or prepay that Lender’s share in each Utilisation utilised by it on the date specified in sub-clause 10.6.3 below; and

(b)	the Commitment of that Lender will be immediately cancelled.

10.6.3	The date for repayment or prepayment of a Lender’s share in a Utilisation will be the last day of the Term for that Utilisation or, if earlier, the date specified by the Company in its notification.

10.7	Re-borrowing of Utilisations

Any voluntary prepayment of a Utilisation may be re-borrowed on the terms of this Agreement. Any mandatory or involuntary prepayment of a Utilisation may not be re-borrowed.

10.8	Miscellaneous provisions

10.8.1	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Utilisations and Commitments. The Agent must notify the Lenders promptly of receipt of any such notice.

10.8.2	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

10.8.3	The Majority Lenders may agree to a shorter notice period for a voluntary prepayment or a voluntary cancellation.

10.8.4	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

10.8.5	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

11.	INTEREST

11.1	Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

11.1.1	Margin;

11.1.2	LIBOR or, in relation to any Loan in Euro, EURIBOR; and

11.1.3	Mandatory Cost.

11.2	Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

11.3	Margin adjustment

11.3.1	The Margin for each Loan for each of its Terms will be adjusted by reference to the lower of the senior unsecured credit rating of the Company with S&P and the senior unsecured credit rating of the Company with Moody’s (where there is a split rating the lower of the two ratings shall apply) or an equivalent rating of another ratings agency approved as an alternative by the Agent and the Company in writing (the “Lowest Rating”). The Margin will be adjusted to the percentage rate per annum specified in column 2 of the table below and set out opposite the relevant Lowest Rating specified in column 1.

Column 1 Lowest Rating	Column 2 Margin (per cent. per annum)
BBB+/Baa1 or higher	0.275
BBB/Baa2	0.325
BBB-/Baa3	0.40
BB+/Ba1	0.675
BB/Ba2	0.75

11.3.2	At any time:

(a)	when no senior unsecured credit rating is assigned to the Company by S&P or Moody’s or another ratings agency approved as an alternative by the Agent and the Company in writing; or

(b)	a Default is continuing,

the Margin will be 0.75 per cent. per annum.

11.3.3	Any adjustment to the Margin in accordance with sub-clauses 11.3.1 or 11.3.2 above will apply to the Term of a Loan which starts on or after:

(a)	the date of publication of any relevant change to the Lowest Rating; or

(b)	the date on which no credit rating referred to above is assigned to the Company by S&P or Moody’s or by any alternative approved in accordance with this Agreement.

11.3.4	Promptly after it becomes aware of it, the Company shall inform the Agent in writing of any change in the Lowest Rating or if the circumstances contemplated by sub-clause 11.3.2 arise.

11.4	Interest on overdue amounts

11.4.1	If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

11.4.2	Interest on an overdue amount is payable at a rate determined by the Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Agent may (acting reasonably):

(a)	select successive Terms of any duration of up to three months; and

(b)	determine the appropriate Rate Fixing Day for that Term.

11.4.3	Notwithstanding sub-clause 11.4.2 above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Term, then:

(a)	the first Term for that overdue amount will be the unexpired portion of that current Term; and

(b)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with sub-clause 11.4.2 above.

11.4.4	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

11.5	Minimum interest rates and payments

11.5.1	The various rates of interest provided for in this Agreement (including, without limitation, under this Clause 11) are minimum interest rates.

11.5.2	When entering into this Agreement, the parties hereto have assumed that the interest at the rates set out in this Agreement is not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties hereto do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, they agree that, in the event that Swiss Withholding Tax should be imposed on interest payments by any Swiss Borrower, any payment of interest due by such Swiss Borrower shall be increased to an amount which (after making any deduction of the Non-refundable Portion of Swiss Withholding Tax as defined below) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due had no deduction of Swiss Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount.

11.5.3	For the purposes of this Clause 11.5, “Non-refundable Portion of Swiss Withholding Tax” shall mean Swiss Withholding Tax at standard rate (being, as at the date hereof, 35 per cent.) unless according to an applicable double tax treaty, the Non-refundable Portion of Swiss Withholding Tax is a specified lower rate in which case such lower rate shall be applied in relation to such Lender.

11.5.4	Each Swiss Borrower shall provide to the Agent those documents which are required by law and applicable double taxation treaties to be provided by the payer of such tax, for each relevant Lender to prepare a claim for refund of Swiss Withholding Tax.

11.6	Notification of rates of interest

The Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

12.	TERMS

12.1	Selection – Loans

12.1.1	Each Loan has one Term only.

12.1.2	A Borrower must select the Term for a Loan in the relevant Request.

12.1.3	Subject to the following provisions of this Clause, each Term for a Loan will be one, two, three or six months or any other period agreed by the Borrower and the Lenders.

12.2	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

12.3	Notification

The Agent must notify the relevant Borrower and the Lenders of the duration of each Term promptly after ascertaining its duration.

13.	MARKET DISRUPTION

13.1	Failure of a Reference Bank to supply a rate

If LIBOR or EURIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, the applicable LIBOR or EURIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

13.2	Market disruption

13.2.1	In this Clause, each of the following events is a market disruption event:

(a)	LIBOR or EURIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Rate Fixing Day; or

(b)	the Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 35 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR or EURIBOR for the relevant Term.

13.2.2	The Agent must promptly notify the Company and the Lenders of a market disruption event.

13.2.3	After notification under sub-clause 13.2.2 above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(a)	Margin;

(b)	rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(c)	Mandatory Cost.

13.3	Alternative basis of interest or funding

13.3.1	If a market disruption event occurs and the Agent or the Company so requires, the Company and the Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

13.3.2	Any alternative basis agreed will be, with the prior consent of all the Lenders and the Company, binding on all the Parties.

14.	TAXES

14.1	General

In this Clause “Tax Benefit” means any refund or elimination of, deduction for, or credit against, any Tax or any relief or remission for Tax (or its repayment).

14.2	Tax gross-up

14.2.1	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law. No Obligor will be required to increase the amount of any payment if and to the extent that such Tax Deduction could have been avoided by the Lender by the timely filing of a statement of residence or similar statement with the relevant tax authorities.

14.2.2	If an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Agent. The Agent must then promptly notify the affected Parties.

14.2.3	Subject to Clause 14.7 (U.S. Tax forms), sub-clause 14.2.4 of this Clause 14.2 and sub-clause 16.1.1 of Clause 16.1 (Mitigation), if a Tax Deduction is required by law to be made by an Obligor or the Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

14.2.4	In addition, an Obligor shall only be required to make an increased payment to a Lender that is a foreign intermediary or a flow-through entity for U.S. federal income tax purposes to the extent that a portion of the payment made to such Lender, which was not subject to a Tax Deduction at the later of (a) the date such Lender became a Lender under this Agreement or (b) the date that the member or beneficiary of the Lender to whom such portion is attributable became a member or beneficiary of such Lender and is subject to a Tax Deduction as a result of any change, after such date, in any law or regulation or any published practice or concession of any relevant taxing authority.

14.2.5	If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

14.2.6	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction must deliver to the Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

14.3	Tax indemnity

14.3.1	Except as provided below, each Obligor must indemnify a Finance Party against any loss or liability which that Finance Party determines has been suffered by that Finance Party or any of its Affiliates (for which, and to the extent that, that Obligor has not made a payment to that Finance Party pursuant to sub-clause 14.2.3) for or on account of any Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) from that Obligor under a Finance Document.

14.3.2	Sub-clause 14.3.1 above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(a)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(b)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is a franchise tax or is imposed on or calculated by reference to the net income or net profits of that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income for this purpose.

14.3.3	A Finance Party making, or intending to make, a claim under sub-clause 14.3.1 above must promptly notify the Company of the event which will give, or has given, rise to the claim.

14.4	Tax Benefits

If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

14.4.1	a Tax Benefit is attributable to that Tax Payment; and

14.4.2	it has used that Tax Benefit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been in if the Tax Payment had not been required to be made by the Obligor.

14.5	Stamp taxes

Each Obligor must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document to which that Obligor is a party, except for any such Tax payable in connection with the entry into a Transfer Certificate.

14.6	Value added taxes

14.6.1	Any amount (including costs and expenses) payable under a Finance Document, to which an Obligor is a party, by that Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

14.6.2	The obligation of any Obligor under sub-clause 14.6.1 above will be reduced to the extent that the Finance Party determines (acting reasonably) that it is entitled to repayment or a credit in respect of the relevant Tax.

14.7	U.S. Tax forms

14.7.1	In this sub-clause, U.S. person has the meaning given to it in Section 7701(a)(30) of the United States Internal Revenue Code of 1986.

14.7.2	Except as provided below, each Lender which is not a U.S. person must supply to the Agent on or prior to the first date for the payment of interest by the U.S. Borrower under this Agreement (or, in the case of a New Lender, on or prior to the first date for the payment of interest by the U.S. Borrower after such New Lender becomes a New Lender or, in the case of a member or beneficiary of a Lender that is a foreign intermediary or flow-through entity for U.S. Federal income tax purposes, on or prior to the first date for the payment of interest by the U.S. Borrower after such member or beneficiary becomes a member or beneficiary of the foreign intermediary or flow-through entity), or in the case of a Lender that is a foreign intermediary or a flow-through entity for U.S. federal income tax purposes, under the cover of a duly executed IRS Form W-8IMY, as appropriate, two duly executed, accurate and complete U.S. Internal Revenue Service Forms W-8BEN (with respect to an exemption under an income tax treaty) or W-8ECI (as appropriate) to enable each U.S. Obligor to make payments to that Lender, or in case of a Lender that is a foreign intermediary or a flow-through entity for U.S. federal income tax purposes, a portion of such payments attributable to one or more members or beneficiaries of the foreign intermediary or flow-through entity, under the Finance Documents without any deduction or withholding in respect of any Tax in the United States of America. In addition, each Lender which is not a U.S. person agrees that from time to time, when a lapse in time or change in circumstances has rendered or will render the previous certification obsolete or inaccurate in any material respect, or upon reasonable request from the Company (through the Agent) to that effect, it will deliver to the Agent, or in the case of a Lender that is a foreign intermediary or a flow-through entity for U.S. federal income tax purposes, under the cover of a duly executed IRS Form W-8IMY, as appropriate, two new duly executed, accurate and complete U.S. Internal Revenue Service Forms W-8BEN (with respect to the benefits of any income tax treaty) or W-8ECI (as appropriate) and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments, or in case of a Lender that is a foreign intermediary or a flow-through entity for U.S. federal income tax purposes, a portion of such payments attributable to one or more members or beneficiaries of the foreign intermediary or flow-through entity, under this Agreement, or it shall promptly notify the Agent of its inability to deliver any such Form, in which case such Lender shall not be required to deliver any such Form pursuant to this sub-clause.

As promptly as practicable following receipt of any Forms from a Lender pursuant to this sub-clause 14.7.2, the Agent shall deliver one of such Forms to the U.S. Borrower.

14.7.3	A Lender must comply with its obligations under sub-clause 14.7.2 above as soon as practicable after the date it becomes a Party or (if later) the date the U.S. Obligor becomes a Party.

14.7.4	A Lender is not obliged to supply any form under sub-clause 14.7.2 above if it is unable to do so by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or regulation or any published practice or concession of any relevant taxing authority.

14.7.5	A U.S. Obligor is not obliged to pay any amount to a Lender pursuant to Clause 14.2 (Tax gross-up) or Clause 14.3 (Tax indemnity) to the extent that such amount would not have been payable if that Lender had complied with its obligations under this sub-clause.

15.	INCREASED COSTS

15.1	Increased Costs

Except as provided below in this Clause, each Borrower must, in respect of the borrowings made by it, pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

15.1.1	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

15.1.2	compliance with any law or regulation,

made after the date of this Agreement.

15.2	Exceptions

No Borrower need make any payment for an Increased Cost to the extent that the Increased Cost is:

15.2.1	compensated for under another Clause or would have been but for an exception to that Clause;

15.2.2	a tax on the overall net income of a Finance Party or any of its Affiliates;

15.2.3	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation; or

15.2.4	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in substantially the form existing on the date of this Agreement (“Basel II”), or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

15.3	Claims

A Finance Party intending to make a claim for an Increased Cost must notify the Company promptly of the circumstances giving rise to, and the amount and basis of calculation of, the claim.

16.	MITIGATION

16.1	Mitigation

16.1.1	Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(a)	any Tax Payment or Increased Cost being payable to that Finance Party;

(b)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(c)	that Finance Party incurring any cost of complying with the minimum reserve requirements of any relevant central bank,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

16.1.2	Sub-clause 16.1.1 above does not in any way limit the obligations of any Borrower under the Finance Documents.

16.1.3	Each Borrower must, in respect of the borrowings made by it, indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this sub-clause.

16.1.4	A Finance Party is not obliged to take any step under this sub-clause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.2	Conduct of business by a Finance Party

No term of this Agreement will:

16.2.1	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

16.2.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

16.2.3	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

17.	PAYMENTS

17.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Agent) under the Finance Documents must be made to the Agent to its account at such office or bank:

17.1.1	in the principal financial centre of the country of the relevant currency; or

17.1.2	in the case of Euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

17.2	Funds

Payments under the Finance Documents to the Agent must be made for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in that currency in the place for payment.

17.3	Distribution

17.3.1	Each payment received by the Agent under the Finance Documents for another Party must, except as provided below, be made available by the Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

(b)	in the case of Euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

17.3.2	The Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

17.3.3	Where a sum is paid to the Agent under this Agreement for another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Agent, that Party must immediately on demand by the Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Agent at a rate calculated by the Agent to reflect its cost of funds.

17.4	Currency

17.4.1	Unless a Finance Document specifies that payments under it are to be made in a different manner the currency of each amount payable under the Finance Documents, subject to sub-clauses 17.4.2 to 17.4.5 below, is the Base Currency.

17.4.2	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

17.4.3	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

17.4.4	Amounts payable in respect of costs, expenses or Taxes are payable in the currency in which they are incurred.

17.4.5	Each other amount payable under the Finance Documents is payable in the Base Currency.

17.5	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

17.6	Business Days

17.6.1	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Agent determines is market practice.

17.6.2	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

17.7	Partial payments

17.7.1	If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

17.7.2	The Agent must, if so directed by the Majority Lenders, vary the order set out in paragraphs (b) to (d) of sub-clause 17.7.1 above.

17.7.3	This sub-clause will override any appropriation made by an Obligor.

17.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

18.1.1	The Company irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all its payment obligations under the Finance Documents;

(b)	undertakes with each Finance Party that, whenever a Borrower does not pay any amount when due under any Finance Document, it must immediately on demand by the Agent pay that amount as if it were the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation of a Borrower is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by each relevant Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

18.3.1	If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or any similar event, the liability of the Company under this Clause will continue as if the discharge or arrangement had not occurred.

18.3.2	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

18.4	Waiver of defences

The obligations of the Company under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party). This includes:

18.4.1	any time or waiver granted to, or composition with, any person;

18.4.2	any release of any person under the terms of any composition or arrangement;

18.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

18.4.4	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

18.4.5	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

18.4.6	any amendment (however fundamental) of a Finance Document or any other document or security; or

18.4.7	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security.

18.5	Immediate recourse

The Company waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Company under this Clause.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of the Company under this Clause:

18.6.1	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

18.6.2	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

18.6.3	hold in an interest-bearing suspense account any moneys received from the Company or on account of the Company’s liability under this Clause.

18.7	Non-competition

Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, and unless the Agent otherwise directs, the Company shall not, after a claim has been made or by virtue of any payment or performance by it under this Clause:

18.7.1	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

18.7.2	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Company’s liability under this Clause;

18.7.3	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

18.7.4	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

The Company must hold in trust for and immediately pay or transfer to the Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Agent under this Clause.

18.8	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

18.9	Limitations

Notwithstanding the other provisions of this Clause 18, the Company shall not be liable under any guarantee given under this Clause 18 to the extent that, if it were so liable, its entry into that guarantee and the performance of its obligations thereunder would violate section 2:98c or 2:207c of the Dutch Civil Code.

19.	REPRESENTATIONS

19.1	Representations

The representations set out in this Clause are made by each Obligor or (if it so states) the Company to each Finance Party, in each case with respect to itself, and where a representation relates to a member of the Group, the Company will make the representation in respect of that member of the Group.

19.2	Status

19.2.1	It is a limited liability company (or, in the case of the U.S. Borrower, corporation), duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

19.2.2	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

19.4	Legal validity

Subject to any general principles of law limiting its obligations and referred to in the Legal Opinions, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation and is admissible in evidence in its jurisdiction of incorporation.

19.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

19.5.1	any law or regulation applicable to it;

19.5.2	its constitutional documents; or

19.5.3	any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets,

in a manner which, in the case of sub-clause 19.5.1 and 19.5.3, is reasonably likely to have a Material Adverse Effect.

19.6	No default

19.6.1	No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document.

19.6.2	No other event is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

19.7	Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect (or will be, when required).

19.8	Financial statements

Its audited financial statements most recently delivered to the Agent (which, in the case of the Company at the date of this Agreement, are the relevant Original Financial Statements):

19.8.1	have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation and consistently applied; and

19.8.2	give a true and fair view of its financial condition (consolidated, if applicable) as at the date to which they were drawn up.

19.9	No material adverse change

As at the date of this Agreement and the date of the first Request delivered under this Agreement, there has been no material adverse change in the consolidated financial condition of the Company or the Group as a whole, as the case may be, since the date to which the relevant Original Financial Statements were drawn up, except as disclosed to the contrary in the Company 20-F in the consolidated financial statements of the Company for its financial year ending on 2 January 2005.

19.10	Litigation

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which is reasonably likely to be adversely determined and, if adversely determined, might reasonably be expected to have a Material Adverse Effect, have (to the best of its knowledge and belief) been started against it or any of its Subsidiaries, except as disclosed to the contrary in the Company 20-F.

19.11	Information

19.11.1	In this sub-clause, “Information Memorandum” means the information memorandum to be prepared on behalf of, and approved by, the Company in connection with this Agreement plus any slides of information presented to the Original Lenders in the bank meeting held on 26 April 2005 in connection with this Agreement.

19.11.2	All factual information provided by any member of the Group for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

19.11.3	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

19.11.4	As at the date of this Agreement, nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

19.12	Additional information

All factual written information supplied to the Agent in relation to this Agreement pursuant to Clause 20.4 (Information - miscellaneous) by or on behalf of any member of the Group after the date of this Agreement (or otherwise designated by the Agent and the Company as being covered by this Clause 19.12) is true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect.

19.13	Pari passu ranking

As at the date of this Agreement and the date of the first Request delivered under this Agreement, its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law.

19.14	Taxes on payments

As at the date of this Agreement, if each Lender complies with any relevant provisions of Clause 14.7 (U.S. Tax forms) or sub-clause 14.2.1 of Clause 14.2 (Tax Gross-up), and subject to any qualifications contained in the Legal Opinions, all amounts payable by it under the Finance Documents may be made without any Tax Deduction.

19.15	Stamp duties

As at the date of this Agreement and subject to any qualifications contained in the Legal Opinions, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

19.16	Financial Indebtedness and Security Interests

As at the date of this Agreement and the date of the first Request delivered under this Agreement:

19.16.1	no member of the Group has any Financial Indebtedness outstanding other than to the extent permitted by the terms of this Agreement; and

19.16.2	no Security Interest exists over the whole or any part of the respective present or future assets of any member of the Group except for those permitted under Clause 22.5 (Negative pledge).

19.17	No winding-up

As at the date of this Agreement and the date of the first Request delivered under this Agreement:

19.17.1	no Material Group Member has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any such Material Group Member for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer in respect of a Material Group Member or of any or all of its assets or revenues; and

19.17.2	it and each of its Subsidiaries which is a Material Group Member is able to pay its debts as and when they fall due.

19.18	Jurisdiction/governing law

As at the date of this Agreement and the date of the first Request delivered under this Agreement, subject to any qualifications as to matters of law contained in the Legal Opinions:

19.18.1	its:

(a)	irrevocable submission under this Agreement to the jurisdiction of (i) the courts of England and (ii) New York State courts and Federal courts sitting in the Borough of Manhattan, New York City; and

(b)	agreement that this Agreement is governed by English law,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

19.18.2	any judgment obtained in England or in New York will be recognised and be enforceable by the courts of its jurisdiction of incorporation and, in the case of New York, subject to Dutch laws, if applicable.

19.19	United States laws

19.19.1	In this sub-clause:

(a)	holding company, affiliate and subsidiary company have the meanings given to them in the United States Public Utility Holding Company Act of 1935, as amended.

(b)	investment company and controlled have the meanings given to them in the United States Investment Company Act 1940, as amended.

(c)	public utility has the meaning given to it in the United States Federal Power Act of 1920, as amended.

19.19.2	The U.S. Borrower is not:

(a)	a holding company, an affiliate of a holding company or a subsidiary company of a holding company, or subject to regulation, under the United States Public Utility Holding Company Act of 1935, as amended;

(b)	a public utility, or subject to regulation, under the United States Federal Power Act of 1920, as amended;

(c)	an investment company or a company controlled by an investment company under the United States Investment Company Act of 1940, as amended; or

(d)	subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness or pledge assets to secure any indebtedness or guarantee thereof.

19.19.3	Each Plan of a U.S. Obligor and of each ERISA Affiliate of a U.S. Obligor complies in all material respects with all applicable requirements of law and regulation. No Reportable Event has occurred with respect to any Plan, and no steps have been taken to terminate any Plan. No U.S. Obligor nor any of its Subsidiaries or ERISA Affiliates has had a complete or partial withdrawal from any Multiemployer Plan or initiated any steps to do so.

19.20	Federal Reserve Regulations

19.20.1	The U.S. Borrower is not engaged nor will it engage principally, or as one of its important activities, in the business of owning or extending credit for the purpose of “buying” or “carrying” any Margin Stock.

19.20.2	None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or Regulation X.

19.20.3	Neither the U.S. Borrower nor any agent acting on its behalf has taken or will take any action which might cause the Finance Documents to violate any regulation of the Board of Governors of the Federal Reserve System of the United States as now and from time to time in effect from the date of this Agreement.

19.21	Dutch Banking Act

On the date of this Agreement:

19.21.1	if the Company is a credit institution (kredietinstelling) under the Dutch Banking Act, it is in compliance with the applicable provisions of the Dutch Banking Act and any implementing regulations including, but not limited to, the Dutch Banking Act Exemption Regulation; and

19.21.2	the Company has verified (whether by virtue of receiving an unqualified written confirmation to that effect from each such Lender or verifying its entry in the online public register of the Dutch Central Bank (De Nederlandsche Bank N.V.) available on the internet website of the Dutch Central Bank) the status of each person which is an Original Lender under this Agreement as a Professional Market Party under the Dutch Banking Act Exemption Regulation.

19.22	Environment

19.22.1	It has obtained all Environmental Approvals required for the carrying on of its business as currently conducted and has at all times complied with:

(a)	the terms and conditions of such Environmental Approvals; and

(b)	all other applicable Environmental Laws,

where, in each case, if not obtained or complied with, the failure to do so or its consequences would have a Material Adverse Effect. There are to its knowledge no circumstances that may prevent or interfere with such compliance in the future.

19.22.2	There are no Environmental Claims pending or formally threatened and there are no past or present acts, omissions, events or circumstances that would form, or are reasonably likely to form, the basis of any Environmental Claim (including any arising out of the generation, storage, transport, disposal or release of any dangerous substance) against any member of the Group which, if adversely determined, would have a Material Adverse Effect.

19.23	Times for making representations

19.23.1	The representations set out in this Clause are made by each Original Obligor on the date of this Agreement.

19.23.2	Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by:

(a)	each Additional Borrower on the date that Additional Borrower becomes a Borrower; and

(b)	each Obligor on the date of each Request and the first day of each Term.

19.23.3	When a representation in sub-clause 19.6.1 of Clause 19.6 (No Default) is repeated on a Request for a Rollover Loan or the first day of a Term for a Loan (other than the first Term for that Loan), the reference to a Default will be construed as a reference to an Event of Default.

19.23.4	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

20.	INFORMATION COVENANTS

20.1	Financial statements

20.1.1	The Company must supply to the Agent in sufficient copies for all the Lenders:

(a)	its audited consolidated financial statements for each of its financial years;

(b)	its consolidated unaudited interim financial statements for the first half-year of each of its financial years; and

(c)	the audited consolidated financial statements of each Obligor (other than the Company) for each of their financial years (provided, in each case, that the relevant Obligor produces such financial statements).

20.1.2	All financial statements must be supplied as soon as they are available and:

(a)	in the case of its annual audited financial statements, no later than 150 days after the end of the relevant financial year;

(b)	in the case of any unaudited interim financial statements, within 60 days of the end of the relevant financial period; and

(c)	where applicable, in the case of the annual audited financial statements of any Obligor (other than the Company), no later than 210 days after the end of the relevant financial year.

20.2	Form of financial statements

20.2.1	The Company must ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.

20.2.2	The Company must notify the Agent of any material change to the manner in which the financial statements of any Obligor are prepared (including any change in the accounting principles, practices, policies or reference periods applicable to such financial statements).

20.2.3	If requested by the Agent, the Company must supply to the Agent:

(a)	a description of any change notified under sub-clause 20.2.2 above; and

(b)	a reconciliation statement showing sufficient information:

(i)	to enable the Finance Parties to make a reasonable comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent such financial statements delivered to the Agent under this Agreement; and

(ii)	to test the financial covenants set out in Clause 21 (Financial covenants) and to test compliance with the relevant percentages of shareholders’ equity set out in Clause 22.5 (Negative Pledge), paragraph (i) of sub-clause 22.6.2 of Clause 22.6 (Financial Indebtedness) and paragraph (f) of sub-clause 22.9.2 of Clause 22.9 (Acquisitions) as if the new set of financial statements had been prepared on the same basis as that used in the Original Financial Statements.

20.2.4	If requested by the Agent, the Company and the Agent must enter into good faith discussions for a period of not more than 30 days with a view to agreeing any amendments reasonably required to be made to this Agreement to place the Finance Parties in materially the same position as they would have been in if the change notified under sub-clause 20.2.2 above had not happened, with the intention that the level of headroom available in respect of the financial covenants set out in Clause 21 (Financial covenants) and the limits provided for in Clause 22.5 (Negative Pledge), paragraph (i) of sub-clause 22.6.2 of Clause 22.6 (Financial Indebtedness) and paragraph (f) of sub-clause 22.9.2 of Clause 22.9 (Acquisitions) should not be altered as a result of such amendments.

20.2.5	Until an agreement is reached under sub-clause 20.2.4 above (or otherwise at any time) on the required amendments to this Agreement as a result of a change notified under sub-clause 20.2.2 above, the Company must ensure that each subsequent set of financial statements or management accounts delivered under this Agreement is accompanied by a reconciliation statement of the type referred to in sub-clause 20.2.3 above.

20.3	Compliance Certificate

20.3.1	The Company must supply to the Agent a Compliance Certificate with each set of its financial statements delivered in respect of a period ending on the last day of the first half of each financial year and the last day of each such financial year.

20.3.2	A Compliance Certificate must be signed by two authorised signatories of the Company and, in the case of a Compliance Certificate supplied with its annual audited consolidated financial statements, be in such form as its auditors are prepared to give (if and only to the extent that firms of auditors of international repute have not adopted a general policy of not providing such reports).

20.4	Information - miscellaneous

20.4.1	The Company must supply to the Agent (in sufficient copies for all the Lenders if the Agent so requests):

(a)	copies of all documents despatched by the Company to its shareholders (or any class of them) or its creditors generally or any class of them at the same time as they are despatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, formally threatened in writing or pending and which are reasonably likely to be adversely determined and, if adversely determined, are reasonably likely to have a Material Adverse Effect, except to the extent that a disclosure of any such information is restricted by any applicable laws, rules, regulations or stock exchange requirements, including that of the Securities and Exchange Commission, or by any duties of confidentiality which arise in the ordinary course of business; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

20.4.2	The Company must, promptly upon becoming aware of it, notify the Agent of any change in rating, or new rating, applicable to it or any of its Financial Indebtedness and published by a Rating Agency.

20.5	Notification of Default

20.5.1	Unless the Agent has already been so notified by another Obligor, an Obligor (or the Company on its behalf) must notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon that Obligor becoming aware of its occurrence.

20.5.2	Promptly on request by the Agent, the Company must supply to the Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

20.6	Year end

No Obligor may change its financial year end, other than minor adjustments for the purposes of bringing any Obligor’s financial year end in line with that of the Company.

20.7	Use of websites

20.7.1	The Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website provided that:

(a)	the Company and the Agent shall designate an electronic website for this purpose;

(b)	the Company and the Agent have confirmed to each other the address of and any password for the website; and

(c)	the information posted shall be in a format agreed between the Company and the Agent.

20.7.2	The Agent must supply each relevant Lender with the address of and any password for the website.

20.7.3	Notwithstanding the above, if so requested by the Agent, the Company must supply to the Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(a)	any Lender not agreeing to receive information via the website; and

(b)	within ten Business Days of request any other Lender, if that Lender so requests.

20.7.4	The Company must promptly upon becoming aware of its occurrence, notify the Agent if:

(a)	the website cannot be accessed;

(b)	the website or any information on the website is infected by any electronic virus or similar software;

(c)	the password for the website is changed; or

(d)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

20.7.5	If the circumstances in sub-clauses 20.7.4(a) or (b) above occur, the Company must supply any information required under this Agreement in paper form.

20.8	“Know your customer” checks

20.8.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	an assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer proposed subject only to completion of the formalities described in this Clause 20.8 and/or Clause 30.2 (Assignments and transfers by Lenders) or any completed such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself, or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, or on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.8.2	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.8.3	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Borrower pursuant to Clause 30.8 (Additional Borrowers).

20.8.4	Following the giving of any notice pursuant to sub-clause 20.8.3 above, if the accession of such Additional Borrower obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent, such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Borrower.

21.	FINANCIAL COVENANTS

21.1	Definitions

In this Clause:

21.1.1	“Consolidated Cash and Cash Equivalents” means, at any time:

(a)	cash in bank, cash investments and time deposits with any acceptable bank;

(b)	certificates of deposit, maturing within one year after the relevant date of calculation, issued by an acceptable bank;

(c)	any investment in marketable obligations issued or guaranteed by the government of the United States of America or the U.K., any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of them having an equivalent credit rating;

(d)	open market commercial paper:

(i)	for which a recognised trading market exists;

(ii)	issued in the United States of America or the U.K., any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 by Standard & Poor’s or FitchIBCA or P-1 by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating; or

(e)	any other instrument, security or investment approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Consolidated Total Borrowings. An acceptable bank for this purpose is a commercial bank, financial institution or trust company which has a rating of A- or higher by Standard & Poor’s or FitchIBCA or A3 or higher by Moody’s or a comparable rating from a nationally recognised credit rating agency for its long-term debt obligations or has been approved by the Majority Lenders.

21.1.2	“Consolidated EBITDA” means the operating income of the Group for a Measurement Period, as adjusted by (to the extent any of the following items have been taken into account in the determination of operating income):

(a)	adding back (if negative) or deducting (if positive) any exceptional item;

(b)	adding back depreciation, amortisation and impairment of tangible and intangible assets; and

(c)	adding back any loss against or deducting any gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by a member of the Group during that Measurement Period.

For these purposes, “operating income” is determined in the Original Financial Statements before taking into account:

(i)	all interest and other financing costs, charges and expenses (whether, in each case, paid, payable or capitalised) and losses or gains on foreign exchange transactions and derivatives;

(ii)	any amount paid or accounted for in respect of taxation;

(iii)	any extraordinary item; and

(iv)	any amount attributable to minority interests and any share in the profits or losses of joint ventures and associates.

21.1.3	“Consolidated Total Borrowings” means, in respect of the Group, at any time the aggregate of the following:

(a)	the outstanding principal amount of any moneys borrowed;

(b)	the outstanding principal amount of any acceptance under any acceptance credit;

(c)	the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument;

(d)	the capitalised element of indebtedness under a finance or capital lease;

(e)	the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

(f)	the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(g)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (c) above;

(h)	the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which is treated as a borrowing in accordance with generally accepted accounting principles; and

(i)	the outstanding principal amount of any indebtedness of any person of a type referred to in paragraphs (a) to (h) above which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Group,

“Consolidated Total Net Borrowings” means at any time Consolidated Total Borrowings less Consolidated Cash and Cash Equivalents.

“Measurement Period” means each period of 12 months ending on the last day of the first half of each financial year of the Company and the last day of each such financial year.

21.2	Interpretation

21.2.1	Except as provided to the contrary in this Agreement, an accounting term used in this Agreement is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

21.2.2	Any amount which is utilised for the purposes of determining compliance with the covenant set out in Clause 21.3 (Leverage ratio) for any Measurement

Period, and denominated in a currency other than Euro, shall be taken into account on the basis of its Euro equivalent, calculated in accordance with the relevant rates of exchange used by the Company and published in its financial statements for the last financial quarter of that Measurement Period.

21.2.3	No item must be credited or deducted more than once in any calculation under this Clause.

21.3	Leverage ratio

21.3.1	Subject to sub-clause 21.3.2 below, the Company must ensure that the ratio of Consolidated Total Net Borrowings to Consolidated EBITDA does not exceed 3.5:1.

21.3.2	Sub-clause 21.3.1 above shall not apply at any time when the Lowest Rating of the Company is BBB/Baa2 or better.

22.	GENERAL COVENANTS

22.1	General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group, each Obligor must ensure that each of its Subsidiaries performs that covenant.

22.2	Authorisations

Each Obligor must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

22.3	Compliance with laws

Each member of the Group must comply in all material respects with all laws to which it is subject.

22.4	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law.

22.5	Negative pledge

No member of the Group may create or allow to exist any Security Interest on any of its assets other than Security Interests given by members of the Group securing in aggregate Financial Indebtedness to be created or to subsist over assets and revenues which, when added to any Financial Indebtedness falling within paragraph (i) of sub-clause 22.6.2, does not exceed 10% (or, at any time when the Lowest Rating of the Company is BBB/Baa2 or better, 15%) of the shareholders’ equity of the Group according to the audited consolidated financial statements of the Company last delivered pursuant to Clause 20.1 (Financial Statements) (as adjusted in accordance with any reconciliation statement delivered pursuant to sub-clause 20.2.3 of Clause 20.2 (Form of Financial Statements)).

22.6	Financial Indebtedness

22.6.1	Except as provided below, no member of the Group (other than the Company) may incur any Financial Indebtedness.

22.6.2	Sub-clause 22.6.1 does not apply to:

(a)	any Financial Indebtedness incurred by a Subsidiary of the Company prior to the date of this Agreement up to an aggregate principal amount not exceeding EUR 6,300,000,000 (or its equivalent);

(b)	any Financial Indebtedness incurred under the Finance Documents or in respect of the Existing L/C Facility;

(c)	any derivative transaction protecting against fluctuations in any rate, price, currency or commodity pricing entered into in the ordinary course of business (and not for speculative purposes);

(d)	any Financial Indebtedness incurred by a Subsidiary of the Company to replace or renew on substantially similar terms (but without increasing the aggregate principal amount outstanding or available thereunder at the time of replacement or renewal and excluding any Financial Indebtedness redeemed or repaid directly or indirectly from the making of a Utilisation) facilities existing prior to the date of this Agreement which fall due for final repayment prior to the Final Maturity Date;

(e)	any Financial Indebtedness owed by any member of the Group to any other member of the Group;

(f)	any Financial Indebtedness owed by any Subsidiary of the Company under any leases of its properties used for its trade and operational premises;

(g)	any Financial Indebtedness of any Subsidiary of the Company which Subsidiary is a financing vehicle (the principal amount of which when taken together with the principal amount of any Financial Indebtedness falling within paragraphs (a) and (d) above does not exceed in aggregate EUR 6,300,000,000 (or its equivalent));

(h)	any Financial Indebtedness of any company or business acquired by a member of the Group after the date of this Agreement provided that:

(i)	that Financial Indebtedness was owed by the relevant company or business on the date it was so acquired and was not created or incurred in contemplation of the acquisition; and

(ii)	that Financial Indebtedness is discharged in full within 90 days after the completion of the relevant acquisition;

(i)	any other Financial Indebtedness not falling within paragraphs (a) to (h) above provided that the aggregate amount thereof, when added to any Financial Indebtedness falling within Clause 22.5 (Negative Pledge), does not at any time exceed 10% (or, at any time when the Lowest Rating of the Company is BBB/Baa2 or better, 15%) of the shareholders’ equity of the Group according to the audited consolidated financial statements of the Company delivered pursuant to Clause 20.1 (Financial Statements) (as adjusted in accordance with any reconciliation statement delivered pursuant to sub-clause 20.2.3 of Clause 20.2 (Form of Financial Statements)).

22.7	Change of business

The Company must ensure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement, provided that this provision shall not restrict any member of the Group from engaging in any ancillary or related business.

22.8	Mergers

22.8.1	Except as provided below, no Obligor may enter into any amalgamation, demerger, merger or reconstruction other than with the prior consent of the Majority Lenders.

22.8.2	Sub-clause 22.8.1 does not apply to any such amalgamation, demerger, merger or reconstruction:

(a)	permitted under Clause 22.10 (Disposals); or

(b)	constituting an internal reorganisation or restructuring of any member of the Group (other than the Company) on a solvent basis.

22.9	Acquisitions

22.9.1	Except as provided below, no member of the Group may make any acquisition or investment.

22.9.2	Sub-clause 22.9.1 above does not apply to:

(a)	acquisitions or investments made in the ordinary course of trade on arm’s length terms;

(b)	any acquisitions made by a member of the Group in relation to a disposal made in accordance with paragraph (e) of sub-clause 22.10.2 of Clause 22.10 (Disposals);

(c)	any acquisitions made by way of reinvestment in replacement assets (or assets constituting (or forming part of) or for the purposes of a business which is the same or related to the business of the Group) of the relevant member of the Group from the proceeds of any disposals, to the extent permitted by the terms of this Agreement (whether under paragraph (d) of sub-clause 22.10.2 of Clause 22.10 (Disposals) or otherwise);

(d)	any acquisitions of any company or corporation, the business of which is the same as or substantially related to the business of the Group, made using the proceeds of a disposal permitted pursuant to paragraph (c) of sub-clause 22.10.2 of Clause 22.10 (Disposals);

(e)	any acquisition required to be made as a result of the exercise of an Option; or

(f)	any acquisition of either a controlling interest in the issued share capital or all or a portion of the business, assets, goodwill and undertaking, in each case, of another corporation or company (the “Proposed Target”) which prior to such acquisition was not a member of the Group or any minority interest in any previously acquired Proposed Target provided that:

(i)	the business of the Proposed Target is the same as or substantially related to the business of the Group;

(ii)	the Proposed Target has positive earnings before interest, tax, depreciation, amortisation and impairment (determined in the same manner as Consolidated EBITDA) and the relevant acquiring member of the Group will have access to such earnings before interest, tax, depreciation, amortisation and impairment following the acquisition pro rata to its ownership interest in the Proposed Target; and

(iii)	the Company certifies at least ten Business Days prior to the proposed acquisition that there will be no breach of the financial undertakings set out in Clause 21 (Financial Covenants) (tested on a pro forma basis as at the date of the relevant acquisition over the four previous consecutive financial quarters and on a prospective basis over the four following financial quarters) as a result of the acquisition, provided that the aggregate consideration in any one financial year for any such acquisitions shall not exceed 7.5% (or, at any time when the Lowest Rating of the Company is BBB-/Baa3 or better, 20%) of the shareholders’ equity of the Group according to the audited consolidated financial statements of the Company delivered pursuant to Clause 20.1 (Financial Statements) (as adjusted in accordance with any reconciliation statement delivered pursuant to sub-clause 20.2.3 of Clause 20.2 (Form of Financial Statements)); or

(g)	any acquisition not falling within paragraphs (a) to (f) above of up to a maximum aggregate amount of EUR 100,000,000 (or its equivalent in another currency or currencies) during any given financial year.

22.10	Disposals

22.10.1	Except as provided in sub-clause 22.10.2 below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily, dispose of all or any part of its assets.

22.10.2	Sub-clause 22.10.1 above does not apply to any disposal of assets made (with the exception of a disposal referred to in paragraph (e) below) on arm’s length terms:

(a)	by a member of the Group in its ordinary course of trading;

(b)	of obsolete or surplus assets not required for the efficient operation of the business of the Group;

(c)	of all or any of the assets or shares of any of US Food Service (including any of its Subsidiaries), Deli XL B.V., Tops Markets, LLC or any of the joint venture entities in which the members of the Group have an interest at the date of this Agreement;

(d)	in exchange for or to be replaced by other assets which are comparable or superior as to type, value and quality;

(e)	of assets by a member of the Group to another member of the Group; or

(f)	not otherwise permitted pursuant to paragraphs (a) to (e) above provided that the aggregate fair market value of the assets disposed of in reliance on this paragraph (f) do not exceed EUR 500,000,000 (or its equivalent in another currency or currencies) during any given financial year.

22.11	Environmental matters

22.11.1	Each member of the Group must ensure that it is, and has been, in compliance with all Environmental Law and Environmental Approvals applicable to it, where failure to do so is reasonably likely to have a Material Adverse Effect.

22.11.2	Each Obligor must, promptly upon becoming aware of it, notify the Agent of:

(a)	any Environmental Claim which is current, or to its knowledge, which is pending or formally threatened; or

(b)	any circumstances reasonably likely to result in an Environmental Claim,

which, if substantiated, is reasonably likely to either have a Material Adverse Effect.

22.12	Insurance

Each member of the Group must insure its business and assets with its captive insurance company or with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

22.13	United States laws

22.13.1	No Obligor may:

(a)	extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or

(b)	use any Loan, directly or indirectly, to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock.

22.13.2	No Obligor may use any part of any Loan to acquire any security in a transaction that is subject to Rule 13e-3, Regulation 14A, Regulation 14D or Regulation 14E under] the United States Securities Exchange Act of 1934.

22.13.3	Each Obligor must promptly upon becoming aware of it notify the Agent of:

(a)	any Reportable Event;

(b)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(c)	a claim or other communication alleging material non-compliance with any law or regulation relating to any Plan.

22.13.4	Each Obligor and its ERISA Affiliates must be, and remain, in compliance in all material respects with all laws and regulations relating to each of its Plans.

22.13.5	Each of the Obligors and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a Security Interest on any of its assets.

22.14	Ten Non-Bank Regulations

Each Swiss Borrower undertakes to ensure that:

22.14.1	the aggregate number of persons and legal entities which are not Qualifying Lenders to which the Swiss Borrower owes interest-bearing borrowed money under all interest-bearing instruments including, inter alia, this Agreement, taken together does not exceed ten at any time;

22.14.2	it is and will be in compliance with the Ten Non-Bank Regulations (and therefore is and will be in compliance with the Twenty Non-Bank Rule),

provided that no Swiss Borrower shall be in breach of this Clause 22.14 if such number of creditors is exceeded solely by reason of a failure of one or more Lenders or sub-participants to comply with their respective obligations under Clause 30.3 (Qualifying Lenders).

22.15	Removal of Restrictions

The obligations of the Obligors under Clauses 22.9 (Acquisitions) and 22.10 (Disposals), and the EUR 6,300,000,000 (or its equivalent) limit contained in paragraphs (a) and (g) of sub-clause 22.6.2 of Clause 22.6 (Financial Indebtedness) shall cease to apply at any time after the Lowest Rating is at least BBB/Baa2 or higher.

22.16	Condition Subsequent - Existing L/C Facility

The Company will ensure that, within 5 Business Days after the expiry of the last outstanding letter of credit under the Existing L/C Facility, all commitments under the Existing L/C Facility will be cancelled.

23.	DEFAULT

23.1	Events of Default

Each of the events set out in this Clause is an Event of Default.

23.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner and in the currency required under the Finance Documents, unless the non-payment:

23.2.1	is caused by technical or administrative error; and

23.2.2	is remedied within five Business Days of the due date.

23.3	Breach of other obligations

23.3.1	An Obligor does not comply with any term of Clause 21 (Financial covenants) or Clauses 22.4 (Pari passu ranking), 22.5 (Negative pledge), 22.6 (Financial Indebtedness), 22.7 (Change of business), 22.8 (Mergers), 22.9 (Acquisitions) and 22.10 (Disposals); or

23.3.2	an Obligor does not comply with any other term of the Finance Documents not already referred to in this Clause, unless the non-compliance:

(a)	is capable of remedy; and

(b)	is remedied within 30 days of the earlier of the Agent giving notice and the Obligor becoming aware of the non-compliance.

23.4	Misrepresentation

A representation made or repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document (including, without limitation, under Clause 4 (Conditions Precedent)) is incorrect in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:

23.4.1	are capable of remedy; and

23.4.2	are remedied within 30 days of the earlier of the Agent giving notice and the Obligor becoming aware of the misrepresentation.

23.5	Cross-default

Any of the following occurs in respect of a member of the Group:

23.5.1	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

23.5.2	any of its Financial Indebtedness:

(a)	becomes prematurely due and payable;

(b)	is placed on demand; or

(c)	is capable of being declared by a creditor to be prematurely due and payable or being placed on demand,

in each case, as a result of an event of default (howsoever described); or

23.5.3	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

unless the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within sub-clauses 23.5.1 to 23.5.3 above is less than EUR 50,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

Any of the following occurs in respect of a Material Group Member:

23.6.1	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

23.6.2	it admits its inability to pay its debts as they fall due;

23.6.3	it suspends making payments on any of its debts or announces an intention to do so;

23.6.4	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness (other than any bilateral discussions with individual creditors in relation only to the deferral of the date on which payments are due to that creditor); or

23.6.5	a moratorium is declared in respect of any of its indebtedness.

23.7	Insolvency proceedings

23.7.1	Except as provided below, any of the following occurs in respect of a Material Group Member:

(a)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(b)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(c)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration or dissolution;

(d)	an order for its winding-up, administration or dissolution is made;

(e)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(f)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(g)	any other analogous step or procedure is taken in any jurisdiction.

23.7.2	Sub-clause 23.7.1 does not apply:

(a)	to any petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 30 days; or

(b)	to any solvent reorganisation or restructuring of any Non-Obligor on terms satisfactory to the Majority Lenders.

23.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a Material Group Member in respect of indebtedness in the aggregate principal amount in excess of EUR 10,000,000, and (other than a Dutch conservatory attachment (conservatoir beslag)) is not discharged within 30 days.

23.9	United States Bankruptcy Laws

23.9.1	In this sub-clause:

U.S. Bankruptcy Law means the United States Bankruptcy Code 1978, as amended from time to time, or any other United States Federal or State bankruptcy, insolvency or similar law.

U.S. Material Group Member means any Material Group Member incorporated or organised under the laws of the United States of America or any state of the United States of America (including the District of Columbia).

23.9.2	Any of the following occurs in respect of a U.S. Material Group Member:

(a)	it makes a general assignment for the benefit of creditors;

(b)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law; or

(c)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 30 days or is not dismissed or stayed within 90 days after commencement of the case.

23.10	Cessation of business

A Material Group Member ceases, or threatens to cease, to carry on business except as a result of any disposal allowed under this Agreement.

23.11	Effectiveness of Finance Documents

23.11.1	It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

23.11.2	Any Finance Document is not effective or is alleged by an Obligor to be ineffective for any reason.

23.11.3	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.12	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a wholly-owned Subsidiary of the Company, other than as a result of a disposal which is permitted under this Agreement.

23.13	Acceleration

23.13.1	If an Event of Default described in Clause 23.9 (United States Bankruptcy Laws) occurs in relation to any U.S. Borrower, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled.

23.13.2	If any Event of Default has occurred and is outstanding, the Agent may, and must if so directed by the Majority Lenders, by notice to the Company:

(a)	if not already cancelled under sub-clause 23.13.1, cancel the Total Commitments; and/or

(b)	declare that all or part of any amounts outstanding under the Finance Documents are:

(i)	immediately due and payable; and/or

(ii)	payable on demand by the Agent acting on the instructions of the Majority Lenders; and/or

(c)	declare that full cash cover in respect of each Letter of Credit is immediately due and payable.

Any notice given under this sub-clause will take effect in accordance with its terms.

24.	THE ADMINISTRATIVE PARTIES

24.1	Appointment and duties of the Agents

24.1.1	Each Finance Party (other than the Agent) irrevocably appoints the Agent to act as its agent under the Finance Documents.

24.1.2	Each Finance Party irrevocably authorises the Agent to:

(a)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(b)	execute each Finance Document expressed to be executed by the Agent.

24.1.3	The Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

24.2	Role of the Arrangers

Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

24.3	No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

24.4	Individual position of an Administrative Party

24.4.1	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

24.4.2	Each Administrative Party may:

(a)	carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(b)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

24.5	Reliance

The Agent and the Issuing Bank may:

24.5.1	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

24.5.2	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

24.5.3	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Agent); and

24.5.4	act under the Finance Documents through its personnel and agents.

24.6	Majority Lenders’ instructions

24.6.1	The Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Agent may act as it considers to be in the best interests of all the Lenders.

24.6.2	The Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

24.6.3	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

24.6.4	The Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

24.7	Responsibility

24.7.1	No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

(a)	any Finance Document or any other document; or

(b)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

24.7.2	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(a)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(b)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

24.8	Exclusion of liability

24.8.1	The Agent and, as the case may be, the Issuing Bank are not liable or responsible to any other Finance Party for any action taken or not taken by them in connection with any Finance Document, unless directly caused by their gross negligence or wilful misconduct.

24.8.2	No Party (other than the Agent or the Issuing Bank) may take any proceedings against any officer, employee or agent of the Agent or, as the case may be, the Issuing Bank, in respect of any claim it might have against the Agent or Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Agent or Issuing Bank may rely on this sub-clause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

24.9	Default

24.9.1	The Agent is not obliged to monitor or enquire whether a Default has occurred. The Agent is not deemed to have knowledge of the occurrence of a Default.

24.9.2	If the Agent:

(a)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(b)	is aware of the non-payment of any principal or interest or any fee payable to a Lender under this Agreement,

it must promptly notify the Lenders.

24.10	Information

24.10.1	The Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent by a Party for that person.

24.10.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

24.10.3	Except as provided above, the Agent has no duty:

(a)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(b)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

24.10.4	In acting as the Agent, the agency division of the Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Agent may be treated as confidential by the Agent and will not be treated as information possessed by the Agent in its capacity as such.

24.10.5	The Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

24.10.6	Each Obligor irrevocably authorises the Agent to disclose to the other Finance Parties any information which, in the Agent’s opinion, is received by it in its capacity as Agent. No Lender may request to see the Mandate Letter or any Fee Letter.

24.11	Indemnities

24.11.1	Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Agent in acting as Agent under the Finance Documents, except to the extent that the loss or liability is caused by the Agent’s gross negligence or wilful misconduct.

24.11.2	The Agent may deduct from any amount received by it for a Lender any amount due to the Agent from that Lender under a Finance Document but unpaid.

24.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

24.13	Resignation of the Agent

24.13.1	The Agent may resign and appoint any of its Affiliates as successor Agent by giving notice to the Lenders and the Company.

24.13.2	Alternatively, the Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders may, in consultation with the Company, appoint the successor Agent.

24.13.3	If no successor Agent has been appointed under sub-clause 24.13.2 above within 30 days after notice of resignation was given, the Agent may appoint the successor Agent.

24.13.4	The person(s) appointing the successor Agent must, if practicable, consult with the Company prior to the appointment. Any successor Agent must have an office in the U.K.

24.13.5	The resignation of the Agent and the appointment of the successor Agent will both become effective only when the successor Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Agent will succeed to the position of the Agent and the term Agent will mean the successor Agent.

24.13.6	The retiring Agent must, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

24.13.7	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was Agent, and, subject to sub-clause 24.13.6 above, it will have no further obligations under any Finance Document.

24.13.8	The Majority Lenders may, by notice to the Agent, require it to resign under sub-clause 24.13.2 above.

24.14	Relationship with Lenders

24.14.1	The Agent may treat each Lender as a Lender entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

24.14.2	The Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

24.14.3	The Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

24.15	Agent’s management time

If the Agent requires, any amount payable to the Agent by any Party under any indemnity, or in respect of any costs or expenses incurred by the Agent under the Finance Documents after the date of this Agreement may (except, in respect of the ordinary day-to-day administrative matters carried out prior to the occurrence of a Default, to the extent already covered by any other fees payable by the Company pursuant to the terms of its Fee Letter with the Agent), include the reasonable cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the relevant Party.

24.16	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Agent, the Agent may, at its discretion, accept a shorter notice period.

25.	EVIDENCE AND CALCULATIONS

25.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

25.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents shall set out the basis of calculation in reasonable detail and will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Agent determines is market practice.

26.	FEES

26.1	Agent’s fee

The Company must pay to the Agent, for its own account, an agency fee in the manner agreed in the Fee Letter between the Agent and the Company.

26.2	Issuing Bank fee

The Company must pay to the Issuing Bank, for its own account, a fee in the manner agreed in the Fee Letter between the Issuing Bank and the Company.

26.3	Upfront fees

The Company must pay to the Arrangers, for their own account, upfront fees in the manner agreed in any Fee Letter between the Arrangers (or the Agent) and the Company.

26.4	Commitment fee

26.4.1	Subject to sub-clause 26.4.2 below, the Company must pay a commitment fee in the Base Currency on the undrawn, uncancelled amount of each Lender’s Commitment, computed at a rate per annum, adjusted by reference to the Lowest Rating or an equivalent rating of another ratings agency approved as an alternative by the Agent and the Company in writing. The commitment fee will be adjusted to the percentage rate of the applicable Margin per annum specified in column 2 of the table below and set out opposite the relevant Lowest Rating specified in column 1.

Column 1 Lowest Rating	Column 2 Percentage rate of the Margin (per annum)
BBB-/Baa3 or higher	35%
Lower than BBB-/Baa3	40%

26.4.2	Accrued commitment fee which is to be paid by the Company is payable from the date of this Agreement and is payable quarterly in arrears. Accrued commitment fee is also payable to the Agent for a Lender on the date any relevant Commitment is cancelled in full.

26.5	Utilisation fee

26.5.1	The Company must, pay to the Agent for each Lender a utilisation fee in respect of the Facility, computed at the rate of, for each day on which the principal amount of the Loans at that time exceeds one-half of the Total Commitments, 0.10 per cent. per annum on the principal amount of the Loans.

26.5.2	Accrued utilisation fee is payable quarterly in arrear. Accrued utilisation fee is also payable to the Agent for a Lender on the date that its Commitment is cancelled and its share in the Utilisations prepaid or repaid in full.

27.	INDEMNITIES AND BREAK COSTS

27.1	Currency indemnity

27.1.1	Each Borrower must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(a)	that Finance Party receiving an amount in respect of that Borrower’s liability under the Finance Documents; or

(b)	that liability being converted into a claim, proof, judgment or order, in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

27.1.2	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

27.2	Other indemnities

27.2.1	Each Borrower must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(a)	the occurrence of any Event of Default;

(b)	any failure by that Borrower to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(c)	(other than by reason of negligence or default by that Finance Party) a Utilisation not being made after a Request has been delivered by that Borrower for that Utilisation; or

(d)	a Utilisation (or part of a Utilisation) not being prepaid by that Borrower in accordance with a notice of prepayment.

27.2.2	Each Borrower’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Utilisation.

27.2.3	Each Borrower must indemnify the Agent against any loss or liability incurred by the Agent as a result of:

(a)	investigating any event which the Agent reasonably believes to be a Default;

(b)	entering into or performing any foreign exchange contract for the purposes of Clause 6 (Optional Currencies); or

(c)	acting or relying on any notice which the Agent reasonably believes to be genuine, correct and appropriately authorised.

27.3	Break Costs

27.3.1	The relevant Borrower must pay to each Lender its Break Costs in respect of the borrowings made by such Borrower.

27.3.2	Break Costs are the amount (if any) determined by the relevant Lender by which:

(a)	the interest (excluding Margin) which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

27.3.3	Each Lender must supply to the Agent for the relevant Borrower details of the amount and basis of calculation of any Break Costs claimed by it under this sub-clause.

28.	EXPENSES

28.1	Initial costs

The Company must pay to each Administrative Party the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by it (subject to any agreed cap) in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents.

28.2	Subsequent costs

The Company must pay to the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

28.2.1	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

28.2.2	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement.

28.3	Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

29.	AMENDMENTS AND WAIVERS

29.1	Procedure

29.1.1	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

29.1.2	The Agent must promptly notify the other Parties of any amendment or waiver effected by it under sub-clause 29.1.1 above. Any such amendment or waiver is binding on all the Parties.

29.2	Exceptions

29.2.1	An amendment or waiver which relates to:

(a)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(b)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(d)	an increase in, or an extension of, a Commitment or the Total Commitments;

(e)	a release of an Obligor or of any Security Interests other than as permitted in the Finance Documents;

(f)	a term of a Finance Document which expressly requires the consent of each Lender;

(g)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(h)	this Clause,

may only be made with the consent of all the Lenders.

29.2.2	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

29.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

29.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

29.4.1	may be exercised as often as necessary;

29.4.2	are cumulative and not exclusive of its rights under the general law; and

29.4.3	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

30.	CHANGES TO THE PARTIES

30.1	Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

30.2	Assignments and transfers by Lenders

30.2.1	A Lender (the Existing Lender) may at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other bank or financial institution or to a trust fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) provided that:

(a)	the consent of the Company is required for an assignment or transfer by a Lender, unless (1) the transfer or assignment is to another Lender or an Affiliate of a Lender or (2) an Event of Default is continuing;

(b)	the consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed, and the Company will be deemed to have given its consent if no express refusal is received within 10 days;

(c)	in respect of a transfer of any rights and obligations in respect of the Facility if at that time it is a requirement of Dutch law, the New Lender is a Professional Market Party; and

(d)	the consent of the Issuing Bank is required for a transfer unless:

(i)	an Event of Default is continuing; and

(ii)	the New Lender either (A) has a long-term foreign currency rating with either S&P or Moody’s of A-/A3 or better, or (B) deposits in a collateral account (held in the name of the relevant New Lender but under the sole dominion and control of the Agent for the benefit of the relevant Issuing Bank) cash in an amount equal to such New Lender’s Pro Rata Share in any Letter of Credit as collateral for its obligations to such Issuing Bank, over which security, in a form reasonably acceptable to the Agent and that Issuing Bank, has been granted.

30.2.2	If, on the date of an assignment or transfer, it is a requirement of Dutch law that a New Lender to the Company must be a Professional Market Party:

(a)	The Company represents on that date to each Finance Party that it has verified (solely by virtue of the Company receiving an unqualified written confirmation to that effect, as referred to below, from the relevant New Lender (through the Agent)) the status of the New Lender as a Professional Market Party under the Dutch Banking Act Exemption Regulation; and

(b)	on the date that a New Lender becomes party to this Agreement as a Lender to the Company, that New Lender represents and warrants to the Company (by delivery of an unqualified written confirmation to that effect) that on that date it is a Professional Market Party under the Dutch Banking Act Exemption Regulation.

A New Lender to which this sub-clause 30.2.2 relates will, prior to the date on which it becomes a New Lender, provide the Company (through the Agent) with an unqualified written confirmation of its status as a Professional Market Party (including, if it is a Verifiable PMP, written evidence as to the basis on which it is a Professional Market Party).

30.2.3	A transfer of obligations will be effective only if either:

(a)	the obligations are novated in accordance with the following provisions of this Clause; or

(b)	the New Lender confirms to the Agent and the Company in form and substance satisfactory to the Agent that it is bound by the terms of this Agreement as a Lender and has provided (and the Agent has in turn passed on to the Company) the unqualified written confirmation referred to in sub-clause 30.2.2 above. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

30.2.4	Unless the Agent otherwise agrees, the New Lender (unless it is an Affiliate of the Existing Lender) must pay to the Agent for its own account, on or before the date any assignment or transfer occurs, a fee of EUR 2,000.

30.2.5	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

30.2.6	The Agent shall maintain at one of its offices a copy of each assignment agreement and Transfer Certificate delivered to it and a register (the “Register”) for the recordation of the names and address of each Lender and the Commitments of and obligations owing to each Lender. The entries in the Register shall be conclusive and each Obligor, the Agent and each Lender may treat each person whose name is recorded in the Register as a Lender notwithstanding any notice to the contrary. The Register shall be available for inspection by each Obligor at any reasonable time and from time to time upon reasonable prior notice.

30.3	Qualifying Lenders

30.3.1	Subject to sub-clause 30.3.3 below, or save as may be otherwise agreed by the Agent and the Company (such agreement not to be unreasonably withheld), no Lender may:

(a)	assign all or any of its rights and benefits hereunder; or

(b)	transfer all or any of its rights, benefits and obligations hereunder,

to any person which, at the time of such an assignment or transfer, does not confirm that it is a Qualifying Lender; or

(c)	enter into a sub-participation agreement in relation to this Agreement with any person which, at the time of such a sub-participation, does not confirm that it is a Qualifying Lender.

30.3.2	Any Lender which enters into a sub-participation agreement in relation to this Agreement shall ensure that:

(a)	the terms of such sub-participation agreement oblige the sub-participant to neither enter into further sub-participation agreements (in relation to the rights between it and such Lender) nor assign or grant any interest over the sub-participation agreement, except in each case to a person which confirms that it is at such time a Qualifying Lender;

(b)	the sub-participant enters into an undertaking in favour of each Lender and the Company to abide by the terms included in the sub-participation agreement to reflect paragraph (a) above; and

(c)	the terms of such sub-participation agreement oblige the sub-participant, in respect of any further sub-participation, assignment or grant, to include a term identical to the provisions of this clause mutatis mutandis, including a requirement that any further sub-participant, assignee or grantee enters into such undertaking.

30.3.3	A Lender may only assign, transfer or sub-participate all or any of its rights, benefits and obligations hereunder to a person which does not confirm that it is a Qualifying Lender in accordance with sub-clause 30.3.1 if (i) the Company has confirmed in writing that, after giving effect to the proposed accession of such person as a Lender, it will remain in compliance with the Ten Non-Bank Regulations and the Twenty Non-Bank Rule and (ii) if so requested by the Company, such person has, as a condition precedent to its becoming a party hereto as a Lender or becoming a sub-participant, delivered to the Company tax rulings from the Swiss Tax Authorities satisfactory to the Company provided that such confirmation from the Company and such delivery of tax rulings to the Company is not required (1) if the transfer or assignment is to another Lender or an Affiliate of a Lender or (2) an Event of Default is continuing.

30.3.4	Each Lender undertakes to notify the Company promptly after it has ceased to be a Qualifying Lender.

30.3.5	Each Swiss Borrower shall, if it would otherwise be in breach of the Ten Non-Bank Regulations of the Twenty Non-Bank Rule, have an enforceable right under this Agreement to repay any Loan granted by a Lender if such Lender ceases to be a Qualifying Lender.

30.4	Disapplication or amendment of Non-Bank Rules

If the Ten Non-Bank Regulations or the Twenty Non-Bank Rule are disapplied or amended in any material respect from their form as at the date of this Agreement, the Company or the Agent may (and the Agent shall, at the request of the Majority Lenders) request in writing to the Agent or the Company, as the case may be, that this Agreement be amended to reflect such change. The Company and the Finance Parties shall enter into discussions for a period of not more than thirty days with a view to agreeing any amendments required to be made to this Agreement to place the Obligors and the Finance Parties in substantially the same position (or otherwise in a position acceptable to the Company and the Majority Lenders) from a Swiss Withholding Tax perspective as they would have been in if the change had not happened. Any agreement between the Company and the Agent shall be, with the prior consent of the Majority Lenders, binding on all the Parties and if no agreement is reached under this Clause 30.4, this Agreement shall continue in effect in accordance with its terms.

30.5	Procedure for transfer by way of novations

30.5.1	In this sub-clause:

“Transfer Date” means, for a Transfer Certificate, the later of:

(a)	the proposed Transfer Date specified in that Transfer Certificate; and

(b)	the date on which the Agent executes that Transfer Certificate.

30.5.2	A novation is effected if:

(a)	the Existing Lender and the New Lender deliver to the Agent a duly completed Transfer Certificate in the form set out in the relevant part of Schedule 5 (Forms of Transfer Certificate); and

(b)	the Agent executes it.

The Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

30.5.3	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Agent to execute any duly completed Transfer Certificate on its behalf.

30.5.4	On the Transfer Date:

(a)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(b)	the Existing Lender will be released from those obligations and cease to have those rights.

30.6	Limitation of responsibility of Existing Lender

30.6.1	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(a)	any Finance Document or any other document; or

(b)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document, and any representations or warranties implied by law are excluded.

30.6.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(b)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

30.6.3	Nothing in any Finance Document requires an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(b)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

30.7	Costs resulting from change of Lender or Facility Office

If:

30.7.1	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

30.7.2	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

30.8	Additional Borrowers

30.8.1	Subject to compliance with the provisions of sub-clauses 20.8.3 and 20.8.4 of Clause 20.8 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. The wholly owned Subsidiary shall become an Additional Borrower if:

(a)	all the Lenders (or, in the case of a wholly owned Subsidiary incorporated in the same jurisdiction as any existing Borrower, all the Majority Lenders) approve the addition of that Subsidiary;

(b)	the Company delivers to the Agent a duly completed and executed Accession Agreement;

(c)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(d)	the Agent has received all of the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent) in relation to that Additional Borrower each in form and substance satisfactory to the Agent.

30.8.2	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent).

30.8.3	Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Company, to the Agent constitutes confirmation by that Subsidiary and the Company that the Repeating Representations are true.

30.9	Resignation of a Borrower

30.9.1	In this sub-clause, Resignation Request means a letter in the form of Schedule 8 (Form of Resignation Request), with such amendments as the Agent may approve or reasonably require.

30.9.2	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by giving to the Agent a duly completed Resignation Request.

30.9.3	The Agent must accept a Resignation Request and notify the Company and the Lenders of its acceptance:

(a)	if the Lenders have consented to the Resignation Request;

(b)	it is not aware that a Default is outstanding or would result from the acceptance of the Resignation Request; and

(c)	no amount owed by that Borrower under this Agreement is still outstanding.

30.9.4	The Borrower will cease to be a Borrower when the Agent gives the notification referred to in sub-clause 30.9.3 above.

30.10	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent must (with the consent of the Company, not to be unreasonably withheld or delayed) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

30.11	Affiliates of Lenders

30.11.1	Each Lender may fulfil its obligations in respect of any Utilisation through an Affiliate if:

(a)	the relevant Affiliate is specified in this Agreement as a Lender in Schedule 1 (Original Lenders) or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

(b)	the Utilisations in which that Affiliate will participate are specified in this Agreement or in a notice given by that Lender to the Agent and the Company.

In this event, the Lender and the Affiliate will participate in Utilisations in the manner provided for in paragraph (b) above.

30.11.2	If sub-clause 30.11.1 above applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

30.11.3	The Affiliate of a Lender shall be entitled to all rights and benefits under the Finance Documents relating to its participation in Utilisations, and shall have the corresponding duties of a Lender in relation thereto, and is a Party to this Agreement for those purposes.

30.11.4	A Lender which has an Affiliate will remain liable for the relevant obligations under the Finance Documents in the event that the Affiliate fails to perform them.

31.	DISCLOSURE OF INFORMATION

31.1.1	Each Finance Party and its Affiliates must keep confidential any information in whatever form (including, without limitation, information given orally and any documents in electronic file or any other way of representing or recording information which contains or is derived or copied from such information) supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(a)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(b)	if required to do so in connection with any legal or arbitration proceedings;

(c)	if required to do so under any applicable law or regulation;

(d)	to a governmental, banking, taxation or other regulatory authority;

(e)	on a need-to-know basis, to its professional advisers;

(f)	to the extent allowed under sub-clause 31.1.2 below;

(g)	to another Obligor; or

(h)	with the agreement of the relevant Obligor.

31.1.2	A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(a)	a copy of any Finance Document; and

(b)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree in writing with the relevant Finance Party to keep that information confidential on the terms of sub-clause 31.1.1 above, such undertaking to be also made in favour of the Company (for the benefit of itself and the other Obligors).

31.1.3	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

31.2	Notification

The Agent shall, as soon as reasonably possible after receiving a Transfer Certificate, notify the Company of such assignment, transfer or other transaction reported in the Transfer Certificate. Each Finance Party hereby consents to the Company disclosing any information with regard to any Transfer Certificate, and any other information in relation to the Finance Documents, requested by the Eidgenoessische Steuerverwaltung, CH-Berne (“Eidgenoessische Steuerverwaltung”).

32.	SET-OFF

At any time after an Event of Default has occurred and is continuing, a Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.	PRO RATA SHARING

33.1	Redistribution

If any amount owing by an Obligor under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Agent under this Agreement (a recovery), then:

33.1.1	the recovering Lender must, within three Business Days, supply details of the recovery to the Agent;

33.1.2	the Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Agent under this Agreement; and

33.1.3	the recovering Lender must pay to the Agent an amount equal to the excess (the redistribution).

33.2	Effect of redistribution

33.2.1	The Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

33.2.2	When the Agent makes a distribution under sub-clause 33.2.1 above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

33.2.3	If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under sub-clause 33.2.2 above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

33.2.4	If:

(a)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(b)	the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution. In this event, the subrogation in sub-clause 33.2.2 above will operate in reverse to the extent of the reimbursement.

33.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

33.3.1	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

33.3.2	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(a)	the recovering Lender notified the Agent of those proceedings; and

(b)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

34.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

34.1.1	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

34.1.2	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.	NOTICES

36.1	In writing

36.1.1	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(a)	in person, by post, fax, e-mail or any other electronic communication approved by the Agent; or

(b)	if between the Agent and a Lender and the Agent and the Lender agree, by e-mail or other electronic communication.

36.1.2	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

36.1.3	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

36.2	Contact details

36.2.1	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Agent on or before the date it becomes a Party.

36.2.2	The contact details of the Company for this purpose are:

Address:	Albert Heijnweg 1
1507 EH Zaandam
The Netherlands

Fax number:	+31 75 65 983 66
E-mail:	michiel-van-den.bosch@ahold.com
Attention:	Vice President & General Counsel Europe

With copy to:	Ahold Finance Company N.V., Curaçao, Geneva Branch
2, Rue Jean-Petitot
1204 Geneva
Switzerland

Fax number:	+41 22 592 8034
E-mail:	cash-management-afc @ahold.com
Attention:	Cash Management

With copy to:	Ahold U.S.A. Holdings, Inc.
Fax number:	+1 617 770 6416
E-mail:	thippler@stopandshop.com
Attention:	Executive Vice President and General Counsel of Ahold USA Retail and Stop & Shop

36.2.3	The contact details of the Agent for this purpose are:

Address:	5 Canada Square
London E14 5AQ

Fax number:	+44 20 8313 2149
E-mail:	emea.7115loansagency@bankofamerica.com
Attention:	Loans Agency

36.2.4	The contact details of the Issuing Bank for this purpose are:

Address:	Bank of America
One Fleet Way
Scranton, PA 18507
USA

Fax number:	+1 570 330 4187
Telephone:	+1 570 330 4244
E-mail:	michael.e.evans@bankofamerica.com
Attention:	Michael E Evans, Vice President

36.2.5	Any Party may change its contact details by giving five Business Days’ notice to the Agent or (in the case of the Agent) to the other Parties.

36.2.6	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

36.3	Effectiveness

36.3.1	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(a)	if delivered in person, at the time of delivery;

(b)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(c)	if by fax, when received in legible form; and

(d)	if by e-mail or any other electronic communication, when received in legible form.

36.3.2	A communication given under sub-clause 36.3.1 above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

36.3.3	A communication to the Agent will only be effective on actual receipt by it.

36.4	Obligors

36.4.1	All communications under the Finance Documents to or from an Obligor must be sent through the Agent.

36.4.2	All communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

36.4.3	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(a)	to give and receive all communications under the Finance Documents;

(b)	to supply all information concerning itself to any Finance Party; and

(c)	to sign all documents under or in connection with the Finance Documents.

36.4.4	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

36.4.5	The Agent may assume that any communication made by the Company is made with the consent of each other Obligor.

37.	LANGUAGE

37.1.1	Any notice given in connection with a Finance Document must be in English.

37.1.2	Any other document provided in connection with a Finance Document must be:

(a)	in English; or

(b)	(unless the Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

38.	GOVERNING LAW

This Agreement is governed by English law.

39.	ENFORCEMENT

39.1	Jurisdiction

39.1.1	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

39.1.2	Notwithstanding sub-clause 39.1.1 above, any New York State court or Federal court sitting in the Borough of Manhattan, New York City also has jurisdiction to settle any dispute in connection with any Finance Document and each Obligor hereby irrevocably submits to the jurisdiction of such courts in any such dispute.

39.1.3	The English and New York courts are the most appropriate and convenient courts to settle any such dispute, and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise and waives any objection to the laying of venue in relation to proceedings brought in such courts in connection with any Finance Document.

39.1.4	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(a)	proceedings in any other court; and

(b)	concurrent proceedings in any number of jurisdictions.

39.2	Service of process

39.2.1	Each Obligor not incorporated in England and Wales irrevocably appoints Hackwood Secretaries Limited as its agent under the Finance Documents for service of process in any proceedings before the English courts.

39.2.2	Each Obligor not incorporated in New York State irrevocably appoints CSC Corp. as its agent for service of process in any proceedings before any New York State courts.

39.2.3	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

39.2.4	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

39.2.5	This Clause does not affect any other method of service allowed by law.

39.3	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL LENDERS

Name of Original Lender	Commitment (EUR)
ABN AMRO Bank N.V.	180,000,000
Bank of America N.A.	180,000,000
BNP Paribas	180,000,000
Citibank International plc (or, for Utilisations in respect of the U.S. Borrower, Citigroup USA, Inc.)	180,000,000
ING Bank N.V.	180,000,000
JPMorgan Chase Bank, N.A.	180,000,000
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., trading as Rabobank Nederland	180,000,000
Barclays Bank PLC	92,500,000
Fortis Bank (Nederland) N.V.	92,500,000
Goldman Sachs Credit Partners L.P.	92,500,000
CCF S.A. Brussels Branch	92,500,000
Mizuho Corporate Bank Nederland N.V.	92,500,000
NIB Capital Bank N.V.	92,500,000
The Royal Bank of Scotland plc	92,500,000
Wachovia Bank, National Association, London Branch	92,500,000
Total Commitments	2,000,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

Part A

To be delivered before the first Request

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor and (where applicable) a certificate of good standing of each Original Obligor.

(b)	A copy of a resolution of the board of directors of each Original Obligor approving the terms of, and the transactions contemplated by, each Finance Document to which it is a party.

(c)	A specimen of the signature of each person authorised on behalf of an Original Obligor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

(d)	A certificate of an authorised signatory of the Company certifying that each copy document specified in Part A of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement, and confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guarantee or similar limit binding on any Original Obligor to be exceeded.

(e)	Evidence that each agent of the Original Obligors under the Finance Documents for service of process in the U.K. and New York respectively has accepted its appointment.

2.	Dutch Obligors

(a)	A copy of a resolution of the managing board of the Company approving the terms of, and the transactions contemplated by, the Finance Documents.

(b)	An unconditional positive (central) works council advice in respect of the transactions contemplated by the Finance Documents.

(c)	An extract of the registration of the Company in the trade register of the chamber of commerce.

3.	Legal opinions

A legal opinion of:

(a)	Clifford Chance LLP, legal advisers in England to the Arrangers and the Agent;

(b)	Clifford Chance LLP, legal advisers in the Netherlands to the Arrangers and the Agent;

(c)	Spigthoff Attorneys at Law & Tax Advisers, Curaçao, legal advisers in the Dutch Antilles to the Arrangers and the Agent;

(d)	Niederer Kraft & Frey, legal advisers in Switzerland to the Arrangers and the Agent; and

(e)	Venable LLP, legal adviser in Maryland, USA to the Arrangers and the Agent,

in each case, addressed to the Finance Parties.

4.	Tax Opinion

Tax opinion of Ernst & Young, addressed to the Finance Parties.

5.	Other documents and evidence

(a)	Evidence that all fees and expenses including legal fees due and payable from the Company under the Finance Documents have been or will be paid by the first Utilisation Date.

(b)	Solvency certificates in respect of each U.S. Obligor.

(c)	A copy of the Original Financial Statements.

(d)	A copy of the Company 20-F.

(e)	A copy of any other authorisation, approval or other document, opinion or assurance which the Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

Part B

For an Additional Borrower

1.	Additional Borrowers

(a)	An Accession Agreement, duly executed by the Company and the Additional Borrower.

(b)	A copy of the constitutional documents of the Additional Borrower and (where applicable in the case of an Additional Borrower incorporated in the U.S., a certificate of good standing and solvency certificate of the Additional Borrower).

(c)	A copy of a resolution of the board of directors of the Additional Borrower approving the terms of, and the transactions contemplated by, the Accession Agreement.

(d)	A specimen of the signature of each person authorised on behalf of the Additional Borrower to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

(e)	In the case of an Additional Borrower incorporated in The Netherlands:

(i)	A copy of a resolution of the managing board/supervisory board/shareholders (in each case to the extent applicable for that Additional Borrower) of the Additional Borrower approving the terms of, and transactions contemplated by, this Agreement.

(ii)	If applicable to the relevant Additional Borrower, an unconditional positive works council advice (advies) in respect of the transactions contemplated by this Agreement.

(iii)	An extract of the registration of the Additional Borrower in the trade register of the chamber of commerce.

(f)	A certificate of an authorised signatory of the Additional Borrower certifying that each copy document specified in Part B of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement.

(g)	If available, a copy of the latest audited accounts of the Additional Borrower.

(h)	Evidence that each agent of the Additional Borrower under the Finance Documents for service of process in the U.K. and New York respectively has accepted its appointment.

2.	Legal opinions

(a)	If the Additional Borrower is incorporated in a jurisdiction other than England, a legal opinion from legal advisers in that jurisdiction, addressed to the Finance Parties.

(b)	A legal opinion of Clifford Chance LLP, legal advisers in England to the Agent, addressed to the Finance Parties.

3.	Other documents and evidence

(a)	Evidence that all expenses due and payable from the Company under this Agreement in respect of the Accession Agreement have been paid.

(b)	A copy of any other authorisation or other document, opinion or assurance which the Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

SCHEDULE 3

FORM OF REQUEST

To:	BANC OF AMERICA SECURITIES LIMITED as Agent

[Copy: BANK OF AMERICA N.A. as Issuing Bank]1

From:	[•]

Date:	[•]

KONINKLIJKE AHOLD N.V. – EUR 2,000,000,000 Facilities Agreement dated 17 May 2005 (the “Agreement”)

1.	We refer to the Agreement. This is a Request. Terms defined in the Agreement have the same meaning in this Request unless given a different meaning in this Request.

2.	We wish to [borrow a Loan / arrange for a Letter of Credit to be issued] on the following terms:

(a)	Utilisation Date: [•]

(b)	Currency of Loan: [•]

(c)	Amount: [•]

(d)	Term: [•] (Specify whether Permitted Long-Term LC is requested).

(e)	Name of Beneficiary: (LC Requests only).

3.	Our [payment/delivery][2] instructions are: [•].

4.	We confirm that each of the Repeating Representations will be true as of the date of this Request and the Utilisation Date and that no [Default][Event of Default][3] has occurred and is continuing under the Agreement. [We also confirm (on behalf of the Company) that, as at each of those dates, the Company is not aware that there is a breach of any of the financial covenants set out in Clause 21 (Financial Covenants) of the Agreement in respect of the most recently ended Measurement Period.][4]

5.	This Request is irrevocable.

6.	[We attach a copy of the proposed Letter of Credit.][5]

By:

[BORROWER]

[1]	For Letter of Credit Requests only.
[2]	Delete as applicable.
[3]	Event of Default for Rollover Loans.
[4]	Include if Compliance Certificate for most recently ended Measurement Period has not yet been delivered.
[5]	Delete as applicable.

SCHEDULE 4

CALCULATION OF THE MANDATORY COST

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Term (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB+C(B-D)+E×0.01	per cent. per annum
100-(A+C)

(b)	in relation to a Loan in any currency other than sterling:

E×0.01	per cent. per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in sub-clause 11.4.2 of Clause 11.4 (Interest on overdue amounts)) payable for the relevant Term on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	BANC OF AMERICA SECURITIES LIMITED as Agent

From:	[THE EXISTING LENDER] (the “Existing Lender”) and [THE NEW LENDER] (the “New Lender”)

Date:	[•]

KONINKLIJKE AHOLD N.V. – EUR 2,000,000,000 Facilities Agreement dated 17 May 2005 (the “Agreement”)

We refer to the Agreement. This is a Transfer Certificate in respect of the Existing Lender’s Commitment. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [•].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	The New Lender confirms that it is able to make the representations required to be made by it under sub-clause 30.2.2(b) of Clause 30.2 (Assignments and Transfers by Lenders) of the Agreement and has provided to Koninklijke Ahold N.V. (through the Agent) the unqualified written confirmation required to be provided by it under sub-clause 30.2.2 of Clause 30.2 (Assignments and Transfers by Lenders) of the Agreement.

5.	This Transfer Certificate is governed by English law.

6.	[The New Lender represents and warrants to the Company that on the Transfer Date it is a Professional Market Party under the Dutch Banking Act Exemption Regulations].[6]

7.	[The New Lender represents and warrants to the Company that on the Transfer Date it is a Qualifying Lender for the purposes of Swiss Withholding Tax.].[7]

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including amount of Existing Lender’s Commitment]

[6]	To be included if it is a requirement of Dutch law that a New Lender to the Company must be a Professional Market Party.
[7]	To be included if it is a requirement of Swiss law that a New Lender must be a Qualifying Lender.

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Agent as [•].

BANC OF AMERICA SECURITIES LIMITED

By:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	BANC OF AMERICA SECURITIES LIMITED as Agent

From:	KONINKLIJKE AHOLD N.V.

Date:	[•]

KONINKLIJKE AHOLD N.V. – EUR 2,000,000,000 Facilities Agreement dated 17 May 2005 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as at [relevant testing date] Consolidated Total Net Borrowings were [x] and for the Measurement Period ending on that date Consolidated EBITDA was [x]; therefore, the ratio of Consolidated Total Net Borrowings to Consolidated EBITDA was [x:x].

3.	We set out below calculations establishing the figures in paragraph 2 above:

[•].

4.	[We confirm that the list of Material Subsidiaries has not changed from the list last delivered pursuant to the Agreement.] [We confirm that the following companies were Material Subsidiaries at [relevant testing date]:

[•].

5.	[We confirm that no Default is outstanding as at [relevant testing date]].

6.	We confirm that the [senior unsecured credit rating of the Company with S&P] / [senior unsecured credit rating of the Company with Moody’s] / [the rating of the Company with an equivalent rating of another ratings agency approved as an alternative by the Agent and the Company in writing] is currently [•].

KONINKLIJKE AHOLD N.V.

By:

[insert applicable certification language]

for
[auditors of the Company]

SCHEDULE 7

FORM OF ACCESSION AGREEMENT

To:	BANC OF AMERICA SECURITIES LIMITED as Agent

From:	KONINKLIJKE AHOLD N.V. and [Proposed Borrower]

Date:	[•]

KONINKLIJKE AHOLD N.V. – EUR 2,000,000,000 Facilities Agreement dated 17 May 2005 (the “Agreement”)

We refer to the Agreement. This is an Accession Agreement. Terms defined in the Agreement have the same meaning in this Accession Agreement unless given a different meaning in this Accession Agreement.

[Name of company] of [address/registered office] agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower.

This Accession Agreement is governed by English law.

KONINKLIJKE AHOLD N.V.

By:

PROPOSED BORROWER

By:

SCHEDULE 8

FORM OF RESIGNATION REQUEST

To:	BANC OF AMERICA SECURITIES LIMITED as Agent

From:	KONINKLIJKE AHOLD N.V. and [relevant Borrower]

Date:	[•]

KONINKLIJKE AHOLD N.V. – EUR 2,000,000,000 Facilities Agreement dated 17 May 2005 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Request. Terms defined in the Agreement have the same meaning in this Resignation Request unless given a different meaning in this Resignation Request.

2.	We request that [resigning Borrower] be released from its obligations as a Borrower under the Agreement.

3.	We confirm that no Default is outstanding or would result from the acceptance of this Resignation Request.

4.	We confirm that as at the date of this Resignation Request no amount owed by [resigning Borrower] under the Agreement is outstanding.

5.	This Resignation Request is governed by English law.

KONINKLIJKE AHOLD N.V.	[Relevant Borrower]

By:	By:

The Agent confirms that this resignation takes effect on [•].

BANC OF AMERICA SECURITIES LIMITED

By:

SCHEDULE 9

TIMETABLES

	Loans in euro	Loans in sterling	Loans in other currencies

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	—	U-4

Delivery of a duly completed Request (Clause 5.2 (Completion of Requests)	U-3 9:30 a.m.	U-1 9:30 a.m.	U-3 9:30 a.m.

Agent determines (in relation to a utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Advance of Loan)	Date of receipt by Agent of Request Noon	Date of receipt by Agent of Request noon	Date of receipt by Agent of Request noon

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 3:00 p.m.	U-1 3:00 p.m.	U-3 3:00 p.m.

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	U-2 9:00 a.m.	U 9:00 a.m.	U-2 9:00 a.m.

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	U-2 10:00 a.m.	U 10:00 a.m.	U-2 10:00 a.m.

LIBOR or EURIBOR is fixed	Rate Fixing Day as of 11:00 a.m. Brussels time in respect of EURIBOR	Rate Fixing Day as of 11:00 a.m.	Rate Fixing Day as of 11:00 a.m.

“U” = date of utilisation

“U - X” = X Business Days prior to date of utilisation

SIGNATORIES

Company

KONINKLIJKE AHOLD N.V.

By:	KIMBERLY ROSS

US Borrower

AHOLD U.S.A. HOLDINGS, INC.

By:	KIMBERLY ROSS

Dutch Antilles Borrower

AHOLD FINANCE COMPANY N.V. (acting through its Geneva branch AHOLD FINANCE COMPANY N.V., CURAÇAO, GENEVA BRANCH)

By:	KIMBERLY ROSS

Arrangers

ABN AMRO BANK N.V.

By:	F.L.D. NIVARD S.A.M. JANSSEN-OSSENBLOK

BANC OF AMERICA SECURITIES LIMITED

By:	STEPHAN JANES

BNP PARIBAS

By:	KEVIN MURRAY ANTONY GURTON

CITIGROUP GLOBAL MARKETS LIMITED

By:	STEVEN R. VICTORIN

ING BANK N.V.

By:	ARNOLD M.W. ESSER DIGNA HIEL

J.P. MORGAN PLC

By:	NEVILLE CROW

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. trading as RABOBANK NEDERLAND

By:	CEES DE VRIES H.H.J. DIJKSTRA

Original Lenders

ABN AMRO BANK N.V.

By:	F.L.D. NIVARD S.A.M. JANSSEN-OSSENBLOK

BANK OF AMERICA N.A.

By:	STEPHAN JANES

BNP PARIBAS

By:	KEVIN MURRAY ANTONY GURTON

CITIBANK INTERNATIONAL PLC

By:	STEVEN R. VICTORIN

CITIGROUP USA, INC. (for Utilisations in respect of the U.S. Borrower)

By:	STEVEN R. VICTORIN

ING BANK N.V.

By:	ARNOLD M.W. ESSER DIGNA HIEL

JPMORGAN CHASE BANK N.A.

By:	NIGEL MARLOW

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., TRADING AS RABOBANK NEDERLAND

By:	CEES DE VRIES H.H.J. DIJKSTRA

BARCLAYS BANK PLC

By:	C. BAYLIS

FORTIS BANK (NEDERLAND) N.V.

By:	KOEN PEETERS PAUL B.J. VAN OORSCHOT

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	EUGENE LEOUZON

CCF S.A. BRUSSELS BRANCH

By:	ERIC BEAUTHÉAC CHANTAL PETERS

MIZUHO CORPORATE BANK NEDERLAND N.V.

By:	P. KOENDERS Y. YASO

NIB CAPITAL BANK N.V.

By:	H.J. VAN WEST M. ENTHOVEN

THE ROYAL BANK OF SCOTLAND PLC

By:	IRENA TULLIS

WACHOVIA BANK, NATIONAL ASSOCIATION, LONDON BRANCH

By:	DAVID CORTS

Issuing Bank

BANK OF AMERICA N.A.

By:	STEPHAN JANES

Agent

BANC OF AMERICA SECURITIES LIMITED

By:	STEPHAN JANES